Exhibit 2.1

Securities Purchase Agreement

dated as of August 2, 2021

by and among

VRI Intermediate Holdings, LLC,

VRI Ultimate Holdings, LLC,

Victory Health Holdings, LLC,

and

ModivCare Inc.

TABLE OF CONTENTS

Page

ARTICLE I Definitions		1
1.1.	Defined Terms	1
1.2	Other Definitional and Interpretive Matters	14

ARTICLE II Purchase and Sale; Closing		15
2.1	Purchase and Sale of Securities	15
2.2	Purchase Price	15
2.3	Certain Events Immediately Prior to the Closing	16
2.4	Closing	16
2.5	Determination of Purchase Price	17
2.6	Adjustment Escrow Account	20
2.7	Withholding	20

ARTICLE III Representations and Warranties of the Company		20
3.1	Existence; Good Standing	20
3.2	Capitalization	21
3.3	Subsidiaries	22
3.4	No Conflict; Consents	22
3.5	Financial Statements	23
3.6	Absence of Undisclosed Liabilities	24
3.7	Organizational Documents	24
3.8	Absence of Certain Changes	24
3.9	Litigation	25
3.10	Tax Matters	25
3.11	Employee Benefit Programs	26
3.12	Properties	28
3.13	Labor Matters	29
3.14	Certain Contracts and Arrangements	30
3.15	Intellectual Property	32
3.16	Environmental Matters	35
3.17	Insurance Coverage	36
3.18	Permits; Health Care Licenses; Compliance with Laws	36
3.19	No Brokers	37
3.20	Customers	37
3.21	Suppliers	38
3.22	Transactions with Affiliates	38
3.23	Unlawful Payments	38
3.24	No Agency Action or Enforcement	39
3.25	Billing Practices	39
3.26	Regulatory Compliance	39
3.27	Exclusivity of Representations	41

ARTICLE IV Representations and Warranties of Seller		41
4.1	Existence; Good Standing	41
4.2	Ownership	41
4.3	No Conflict; Consents	42
4.4	Litigation	42
4.5	No Brokers	42
4.6	Seller Holding Company	42
4.7	Exclusivity of Representations	43

ARTICLE V Representations and Warranties of Buyer and Parent		43
5.1	Organization	43
5.2	Authority	43
5.3	No Conflict; Consents	43
5.4	Litigation	44
5.5	Financing	44
5.6	Sufficiency of Funds	44
5.7	Brokers	45
5.8	Investment; Buyer and Parent Holding Companies	45
5.9	Exclusivity of Representations	45

ARTICLE VI Pre-Closing Covenants		45
6.1	Conduct of Business Prior to Closing	45
6.2	Access to Information	48
6.3	Notices and Consents	48
6.4	No Control of the Company’s Business	48
6.5	Financing Activities	49
6.6	Termination of Related Party Agreements	52
6.7	Section 280G Approval	53
6.8	401(k) Plan Termination	53

ARTICLE VII Additional Agreements		53
7.1	Confidentiality	53
7.2	Regulatory Authorizations and Consents	54
7.3	Press Releases	55
7.4	Officers’ and Directors’ Indemnification	56
7.5	Exclusivity	56
7.6	Employee Matters	57
7.7	Releases	58
7.8	Documents and Information	58
7.9	Contact with Employees, Customers and Suppliers	59
7.10	Further Assurances	59
7.11	Mortgage Payoff	59
7.12	Name Change	59

ARTICLE VIII Tax Matters		59
8.1	Tax Matters	59

ARTICLE IX Conditions to the Closing		61
9.1	Conditions to the Obligations of Each Party to Effect the Closing	61
9.2	Additional Conditions to Obligations of Buyer	61
9.3	Additional Conditions to Obligations of Seller and the Company	62

ARTICLE X Survival		62
10.1	Survival	62
10.2	Provider Relief Funds	63
10.3	Special Escrow Release	63
10.4	No Other Representations; Acknowledgement by the Parent Parties	63

ARTICLE XI Termination		64
11.1	Termination	64
11.2	Effect of Termination; Termination Fee	65

ARTICLE XII General Provisions		66
12.1	Notices	66
12.2	Disclosure Schedules	67
12.3	Assignment	67
12.4	Severability	68
12.5	Amendment	68
12.6	Fees and Expenses	68
12.7	Choice of Law/Consent to Jurisdiction	68
12.8	Waiver of Jury Trial	69
12.9	Extension; Waiver	69
12.10	No Agreement Until Executed	69
12.11	Mutual Drafting	69
12.12	Specific Performance	69
12.13	Counterparts	70
12.14	Third Party Beneficiaries	70
12.15	No Recourse	71
12.16	Waiver of Conflicts	71
12.17	Time of Essence	72
12.18	Guarantee	72
12.19	Integration; Entire Agreement	72

Exhibits

Exhibit A         Escrow Agreement

Exhibit B         Form of Payoff Letters

Exhibit C         Form of Resignation Letter

Exhibit D         Form of Assignment

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), is made as of August 2, 2021, by and among VRI Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), VRI Ultimate Holdings, LLC, a Delaware limited liability company (“Seller”), Victory Health Holdings, LLC, a Delaware limited liability company (“Buyer”), and ModivCare Inc., a Delaware corporation (“Parent”).

Whereas, on the date hereof Seller owns 100% of the limited liability company interests of the Company (the “Units”);

Whereas, subject to the terms and conditions set forth in this Agreement, Buyer desires to acquire and purchase from Seller, and Seller desires to sell to Buyer, the Units; and

Whereas, as a material inducement to, and as a condition to, the Parties entering into this Agreement, concurrently with the execution of this Agreement, certain indirect equityholders of the Company have entered into Restrictive Covenant Agreements with the Company and the Buyer;

Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

ARTICLE I

Definitions

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

1.1.    Defined Terms. As used herein, the following terms shall have the following meanings.

“Accreditation Body” means, with respect to any Person, all other Persons or Governmental Bodies having jurisdiction over the accreditation, certification, licensing, evaluation or operation of any of the facilities or services of such Person.

“Acquisition Proposal” has the meaning set forth in Section 7.5.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or one or more Affiliates thereof. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, the “portfolio companies” of Pamlico Capital II, L.P., Pamlico Capital III, L.P., Pamlico Capital IV, L.P., Pamlico Capital V, L.P. and their respective affiliated funds (other than the Company and its Subsidiaries) shall not be deemed to be an Affiliate of the Company and its Subsidiaries except for purposes of Section 3.22, Section 6.6, Section 7.1 (to the extent Information is actually received), Section 7.3, Section 7.5, Section 11.2, Section 12.12(c) and Section 12.15.

“Adjustment Escrow Account” has the meaning set forth in Section 2.4(b)(ii).

“Adjustment Escrow Amount” means an amount equal to $750,000.

“Adjustment Escrow Funds” means the funds from time to time held by the Escrow Agent in the Adjustment Escrow Account pursuant to the Escrow Agreement.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other national, state, local or foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or reduction or restriction of competition or restraint of trade.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Consideration” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required or permitted to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Material Adverse Effect” means any event, development, change, effect or condition that, individually or in the aggregate with all other events, developments, changes, effects and conditions, prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or to materially delay, either of Buyer or Parent from performing its material obligations under this Agreement or consummating the transactions as contemplated hereby.

“Buyer Related Parties” means, collectively, Buyer, Parent, or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing. Seller, its equityholders and their respective Affiliates and affiliated investment funds shall not be deemed to be Buyer Related Parties.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Chosen Courts” has the meaning set forth in Section 12.7.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Statement” has the meaning set forth in Section 2.5(b).

“COBRA” has the meaning set forth in Section 3.11(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued by the IRS pursuant thereto.

“Company” has the meaning set forth in the introductory paragraph.

“Company Cash” means any and all cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of the Effective Time determined in accordance with GAAP. For the avoidance of doubt, Company Cash shall (a) be reduced by issued but uncleared checks and drafts to the extent the payables with respect to such checks have been reduced and are not reflected in Current Liabilities, (b) not be reduced by issued but uncleared checks and drafts to the extent the payables with respect to such checks have not been reduced and are reflected in Current Liabilities, (c) be increased by checks and drafts deposited for the account of the Company and its Subsidiaries to the extent the receivables with respect to such checks and drafts have been reduced from Current Assets and (d) not include any security deposits, cash escrows held pursuant to a written escrow agreement or cash held as collateral for any letters of credit.

“Company Debt” means, without duplication, the aggregate amount of (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), breakage costs, unpaid fees, costs or expenses and all other monetary obligations in respect of (i) indebtedness of the Company and its Subsidiaries for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries are responsible or liable, (b) the amount of all future scheduled payment obligations under leases of the Company or any of its Subsidiaries treated as finance or capital leases in the Financial Statements (or as would be required to be treated as such under GAAP), (c) any liabilities or obligations of the Company or any of its Subsidiaries pursuant to any surety bond or performance bond to the extent that a claim for funding pursuant to any such surety bond or performance bond by the issuer thereof against the Company or any of its Subsidiaries is pending, (d) any indebtedness and liabilities and related costs or obligations of the Company or any of its Subsidiaries under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate, commodity hedging or swap agreements or similar derivative agreements, (e) any obligations under letters of credit issued on behalf of the Company or any of its Subsidiaries to the extent drawn, (f) the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, including earn-outs and other contingent consideration that may become payable with respect to the acquisition of any business or line of business, excluding trade payables, (g) any unpaid sponsor, management, monitoring, transaction or similar fees, and expenses payable to Pamlico Capital or other Related Parties of the Company or the Seller, (h) all liabilities payable or owed to any former employee, officer or director of the Company or its Subsidiaries in respect of deferred compensation or severance incurred as a result of a termination by the Company or its Subsidiaries prior to the Closing and any liability in respect of accrued but unpaid bonuses or commissions for any prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing, (i) the amount of any loan or financial assistance or deferred payments, liabilities or obligations of the Company or its Subsidiaries provided by or permitted by any Governmental Body or labor union as a result of COVID-19 (to the extent not yet forgiven), (j) the amount of any payroll Taxes of the Company or its Subsidiaries deferred pursuant to the CARES Act or similar Laws, (k) all Unpaid Pre-Closing Income Taxes, (l) all outstanding liabilities or unpaid Taxes in respect of voluntary disclosure agreements entered into by the Company or its Subsidiaries following the date of this Agreement and prior to the Closing (including with the State of South Carolina) and (m) all obligations of the type referred to in clauses (a) through (k) of any Persons (other than the Company or any of its Subsidiaries) the payment of which the Company or any of its Subsidiaries are or may be responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise. Notwithstanding the foregoing, “Company Debt” shall not include (1) inter-company indebtedness (x) exclusively among any of the Company and one or more of its Subsidiaries and/or (y) exclusively among any of the Company or one or more of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, which are eliminated and terminated with no ongoing liability to the Company or any of its Subsidiaries as of the Effective Time, (2) any deferred revenue, deferred rent or non-capitalized leases, (3) any indebtedness arranged by Buyer or any of its Affiliates, (4) any letter of credit, surety bond or performance bond to the extent undrawn or for which a funding claim has not been made that is pending, (5) any trade payables or other liabilities incurred in the ordinary course to the extent reflected in Current Liabilities, (6) Company Transaction Expenses or (7) any portion of the “Provider Relief Funds” provided to the Company and its Subsidiaries under the CARES Act.

“Company Debt Payoff Amount” means the amount necessary to satisfy and discharge the Company Debt as of the Effective Time.

“Company Employees” has the meaning set forth in Section 7.6(a).

“Company Intellectual Property Assets” has the meaning set forth in Section 3.15(b).

“Company Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to (A) prevent or materially impair the ability of the Seller or the Company to consummate the transactions contemplated by this Agreement or (B) have a material adverse effect on the business, condition (financial or otherwise), properties, assets or results of operations of the Company and its Subsidiaries taken as a whole, except, with respect to the foregoing clause (B) only, to the extent that (i) any such event, development, change or effect results from or is attributable to the following: (1) changes in general business, regulatory, economic, financial, banking or securities market conditions, including changes in interest or exchange rates, (2) general changes or developments in the industries in which the Company and its Subsidiaries operate, (3) changes or proposed changes in GAAP or applicable Laws or the enforcement or interpretation of any of the foregoing first announced or proposed by the Financial Accounting Standards Board after the date hereof, (4) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (5) any earthquakes, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments, (6) any epidemic, pandemic or disease outbreak (including COVID-19) or other health crisis or public health event or worsening of any of the foregoing, (7) any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Body (including, without limitation, in connection with or in response to the COVID-19 outbreak) first announced or enacted after the date hereof, (8) the entry into this Agreement or the announcement of the transactions contemplated by this Agreement and the other agreements referenced herein (but, for the avoidance of doubt, not the consummation of such transactions) or (9) any action taken at the written request of Parent, Buyer or their Affiliates, except, in the case of the foregoing clauses (1), (2), (3), (4), (5), (6) or (7), to the extent such changes or developments referred to therein have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate or (ii) any failure of the Company and its Subsidiaries to meet internal or published projections, expectations, budgets, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may (unless otherwise excluded pursuant to the exclusions described in clause (i) above) be considered in determining whether there is a Company Material Adverse Effect).

“Company Transaction Expenses” means, to the extent unpaid as of the Effective Time and without duplication of amounts included in Current Liabilities, all costs, fees and expenses incurred by or on behalf of the Company, its Subsidiaries and Seller (to the extent Seller seeks reimbursement from the Company or any of its Subsidiaries therefor or such amounts are paid by or due from the Company or any of its Subsidiaries) in connection with the sale process of the Company and the preparation, execution, negotiation and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, whether accrued for or not, including (a) all fees and expenses of all representatives of the Company, its Subsidiaries and Seller, including brokers, investment bankers, attorneys, accountants, consultants and financial advisors (including Alston & Bird LLP), (b) the cost of obtaining the director and officer “run-off policy” as contemplated by Section 7.4, (c) any change of control payments, bonuses, severance, termination, retention obligations or similar compensatory amounts payable or due by the Company or any of its Subsidiaries solely as a result of the transactions contemplated by this Agreement, including the employer portion of any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing; and (d) 50% of any Transfer Taxes in accordance with Section 8.1(a). In no event, however, will any obligations incurred at the express written direction of, and for the sole benefit and account of, Buyer or any of its Affiliates (including after the Closing, the Company and any of its Subsidiaries) be considered Company Transaction Expenses.

“Contract” means any agreement, contract, indenture, obligation, promise or undertaking (whether written or oral) that is legally binding.

“Contracting Party” has the meaning set forth in Section 12.15.

“Copyrights” has the meaning set forth in Section 3.15(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Body or public health agency in connection with or in response to COVID-19, including the CARES Act and all Occupational Safety and Health Administration and Centers for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“Current Assets” means the aggregate current assets of the Company and its Subsidiaries determined on a consolidated basis as of the Effective Time in accordance with the Working Capital Methodology; provided, that for this purpose current assets will not include any Company Cash, Income Tax or deferred Tax assets or intercompany accounts solely among the Company and its Subsidiaries.

“Current Liabilities” means the aggregate current liabilities of the Company and its Subsidiaries determined on a consolidated basis as of the Effective Time in accordance with the Working Capital Methodology; provided, that for this purpose current liabilities will not include any (i) Company Debt, (ii) Income Tax or deferred Tax liabilities or sales and use Taxes for amounts payable or that would be payable on a Tax Return filed in a jurisdiction that the Company and its Subsidiaries have not historically filed sales and use Taxes, (iii) Company Transaction Expenses, (iv) intercompany accounts solely among the Company and its Subsidiaries or (v) any portion of the “Provider Relief Funds” provided to the Company and its Subsidiaries under the CARES Act.

“D&O Indemnified Parties” has the meaning set forth in Section 7.4.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, handling, storage, disclosure, distribution, disposal, protection, or other treatment (whether in electronic or any other form or medium) of Personal Information and personal, sensitive, biometric, or confidential information or data, or otherwise relating to privacy, security, or security breach notification requirements, applicable to the Company or its Subsidiaries, or to any of the IT Systems: (a) the Company’s and its Subsidiaries’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), and including any internal or external-facing privacy policies; (b) all applicable Laws and guidelines from Governmental Bodies and Privacy Laws, including (i) the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) (GDPR) and/or any implementing or equivalent national Laws, (ii) the UK General Data Protection Regulation (UK GDPR), (iii) the Swiss Federal Act on Data Protection, as well as (iv) U.S. federal and state Law, in particular the California Consumer Privacy Act of 2018 and its regulations, the Children’s Online Privacy Protection Act, the California Privacy Rights Act, and Virginia Consumer Data Protection Act, when each is applicable, and any implementing regulations (and no later than as of January 1, 2023), the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, and the New York SHIELD Act; (c) any obligations under Contracts to which the Company or any of its Subsidiaries is bound; (d) all industry standards applicable to the Company or any of its Subsidiaries, including the Payment Card Industry Data Security Standard (if applicable); and (e) the terms of any consent, authorization, waiver of authorization or other permission pursuant to which the Company or any of its Subsidiaries access, use, disclose, or have accessed, used or disclosed, Personal Information.

“Debt Commitment Letter” has the meaning set forth in Section 5.5(a).

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Debt Financing Sources” means the financial institutions, agents, arrangers and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, partners, controlling persons, agents and representatives and their respective successors and assigns.

“Disputed Items” has the meaning set forth in Section 2.5(d).

“Effective Time” means the time that is immediately prior to the Closing on the Closing Date.

“Employee Benefit Program” means each bonus, deferred or incentive compensation, profit sharing or severance plan, “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), equity option, equity or equity-based, pension, retiree medical or life insurance, retirement, supplemental retirement, retention, employment, consulting, change-of-control, health or welfare, paid time off, vacation, fringe benefit and each other benefit or compensation plan, program, Contract, policy or arrangement, in each case, (a) that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, (b) in which the employees or directors of the Company or any of its Subsidiaries participate or are entitled to participate or (c) under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation.

“End Date” has the meaning set forth in Section 11.1(b).

“Environmental Laws” means all Laws and Orders relating to pollution, public or worker health or safety, or protection of the environment or natural resources, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.

“Equity Interest” means, as applicable, (a) any capital stock, membership interests or other share or equity capital, (b) any securities directly or indirectly convertible into, exercisable for or exchangeable for any capital stock, membership interests or other share or equity capital or containing any profit participation features, (c) any rights, options, puts, pledges, warrants directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into, exercisable for or exchangeable for any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or (d) any share, interest or unit appreciation rights, phantom share rights or other similar rights.

“ERISA” has the meaning set forth in Section 3.11(c).

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank, National Association, a national banking association, or if it refuses or fails to execute the Escrow Agreement at Closing, another national banking association reasonably acceptable to Buyer and Seller.

“Escrow Agreement” means the Escrow Agreement, in substantially the form attached hereto as Exhibit A, to be entered into prior to, or contemporaneously with, the Closing by Buyer, Seller and Escrow Agent.

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means, solely with respect to a representation or warranty contained in Article III or Article IV of this Agreement or the Company Closing Certificate delivered hereto, an actual and intentional misrepresentation of a material fact or facts with the intent to induce another party to enter into this Agreement or to consummate the Closing, with the actual knowledge (as opposed to imputed or constructive knowledge) of such Person that such representation or warranty was false and upon which such party hereto reasonably relied to its detriment.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Existence; Good Standing; Power and Authority to Enter into Agreement), Section 3.2 (Capitalization), Section 3.3 (solely with respect to the first and second sentence) (Subsidiaries), Section 3.4(a)(ii) (No Conflicts), Section 3.19 (No Brokers), Section 4.1 (Existence; Good Standing), Section 4.2 (Ownership), Section 4.3(a)(ii) (No Conflicts) and Section 4.5 (No Brokers).

“GAAP” means United States generally accepted accounting principles.

“Government Program” shall mean Medicare, Medicaid, CHAMPUS and TRICARE programs and all other similar federal, state or local reimbursement or governmental health care programs.

“Governmental Body” has the meaning set forth in Section 3.4(b).

“Health Care Laws” means any federal, state, local, municipal, foreign or other Law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body relating to (i) the licensure, certification, qualification or authority to transact business necessary for the Company or any of its Subsidiaries to conduct business in the manner that the Company or any of its Subsidiaries currently conducts or has conducted their business; (ii) fraud and abuse, anti-kickback, anti-referral, false claims, reimbursement, reporting and cost reporting, ownership and disclosure, in each case as it relates to participation in Government Programs and Private Programs, including without limitation, the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark I and II laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder (the “Stark Laws”), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and any state Law counterpart of any of the foregoing; (iii) the administration of claims or benefits or the processing or payment of claims (including prompt pay Laws), including third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits; (iv) medical records and patient privacy, including HIPAA and the rules and regulations promulgated thereunder; (v) prohibitions on corporate practice of medicine; (vi) survey, certification, conditions of participation and standards as each relates to the eligibility for obtaining Health Care Licenses or participation in Government Programs and Private Programs; (vii) Government Programs; (viii) Private Programs; (ix) Health Care Licenses; and (x) the development, testing, storage, labeling, approval, manufacture, marketing, sale, distribution, prescription, or use of any Health Care Products, including without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), and the Public Health Service Act (42 U.S.C. § 201 et seq.).

“Health Care Licenses” means, with respect to any Person or Health Care Product, all licenses, Permits, accreditations, certificates of need, provider numbers, provider agreements, approvals, qualifications, certifications, approvals, clearances, and other authorizations (other than routine authorizations for payments made in the ordinary course of business) granted by the United States Food and Drug Administration (“FDA”) or any health care regulatory agency or other Governmental Body, Accreditation Body, Government Program or Third Party Payor relating to or affecting any Person, the ownership, operation, maintenance, management, use, regulation, development or expansion of such Person, or the provision of health care services by such Person.

“Health Care Products” means any products regulated by the FDA or any comparable health care regulatory agency or other Governmental Body, and any other products used in remote patient monitoring, including without limitation, personal emergency response products, vitals monitoring products, and medication management products that are researched, tested, stored, developed, labeled, manufactured, marketed, sold, distributed, prescribed, monitored or used by the Company or any of its Subsidiaries in the provision of health care services by any Person.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Parts 160, 162 and 164.

“HSR Act” has the meaning set forth in Section 3.4(b).

“Income Tax” means any Tax (however denominated) imposed on or measured by reference to overall net income.

“Independent Accounting Firm” has the meaning set forth in Section 2.5(d).

“Intellectual Property Assets” has the meaning set forth in Section 3.15(b).

“Inventory” means all inventories owned by the Company and its Subsidiaries, including raw material, work in process, finished products, goods, spare parts, replacement and component parts, goods in transit and inventory on consignment.

“IRS” means the Internal Revenue Service of the United States, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to (a) the Company or Seller, the actual knowledge (after reasonable due inquiry) of the Specified Officers, and (b) Buyer and Parent, the actual knowledge (after reasonable due inquiry) of their respective officers.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, code, rule, regulation, decree or other legal requirement of any Governmental Body.

“Lien” means any lien, encumbrance, license, pledge, mortgage, deed of trust, security interest, charge, easement, right of way, encroachment or servitude.

“Loss” or “Losses” means, whether or not resulting from a third party claim, any liabilities, losses, damages, deficiencies, assessments, judgments, penalties, awards, fines, costs, amounts paid in settlement, obligations, interest, Taxes, Liens or expenses (including out-of-pocket expenses for investigation and defense and reasonable attorneys’ fees).

“Marks” has the meaning set forth in Section 3.15(b)(ii).

“Net Working Capital” means an amount equal to the Current Assets less the Current Liabilities.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between ModivCare Inc. and TripleTree, LLC (as signatory on behalf of Valued Relationships, Inc.), dated February 25, 2021.

“Nonparty Affiliates” has the meaning set forth in Section 12.15.

“Order” means any order, award, injunction, judgment, decree, ruling, writ, determination, assessment or other similar requirement issued, made or approved by any Governmental Body.

“Parent” has the meaning set forth in the introductory paragraph.

“Party” or “Parties” means, individually or collectively, Persons executing this Agreement on the signature page hereto, including Buyer, Parent, the Company and Seller.

“Patents” has the meaning set forth in Section 3.15(b)(i).

“Payoff Letters” has the meaning set forth in Section 2.3(a).

“Permits” has the meaning set forth in Section 3.18(a).

“Permitted Liens” means: (a) statutory Liens for Taxes or other charges of any Governmental Body not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Subsidiary and, with respect to amounts being contested in good faith by appropriate proceedings, for which adequate reserves have been established in the books and records of the Company and its Subsidiaries; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Subsidiary and, with respect to amounts being contested in good faith by appropriate proceedings, for which adequate reserves have been established in the books and records of the Company and its Subsidiaries; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Body and affecting real property (including the leased premises under any Real Property Lease), other than those which materially and adversely impact the present use of such real property by, or the present operation of the business of, the Company and its Subsidiaries thereon; (d) encumbrances, easements, servitudes and other restrictions on real property (including covenants, restrictions, rights-of-way, easements and other similar matters) affecting real property (including the leased premises under any Real Property Lease), other than those which adversely impact the present use of such real property by, or the present operation of the business of, the Company and its Subsidiaries thereon; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and, with respect to amounts being contested in good faith by appropriate proceedings, for which adequate reserves have been established in the books and records of the Company and its Subsidiaries; (f) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the owner thereof securing rental payments; (g) Liens imposed under applicable securities Laws; (h) non-exclusive licenses of Intellectual Property Assets granted in the ordinary course of business; and (i) Liens that will be released upon payment of the Company Debt.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Personal Information” means any data or information relating to an identified or identifiable natural person; and shall also mean “personal information”, “personal identifiable information”, “personal data”, “personal health information,” “protected health information” and “personal financial information” or any functional equivalent of these terms as defined under any Data Security Requirements, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual, device, or household.

“Post-Closing Plans” has the meaning set forth in Section 7.6(b).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

“Privacy Laws” means all applicable Laws concerning the privacy, protection, storage, access, use, disclosure and/or security of Personal Information or other individually identifiable information including, without limitation, HIPAA, the Information Blocking Rules set forth at 45 CFR Part 171, state data breach notification Laws, state health information protection Laws, state social security number protection Laws, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, and state consumer protection Laws.

“Private Program” means any third party health care payment program, including, without limitation, any program, plan, insurance or assistance program, other than a federal health care program such as the Medicare, Medicaid and TRICARE programs. Examples of Private Programs are private insurance program, ERISA plan, managed care plan, health maintenance organization, preferred provider organization, and employee assistance program.

“Proceeding” means any action, claim, audit, inquiry, investigation, complaint, demand, mediation, arbitration, hearing, litigation, suit or other proceeding of any nature (whether civil, criminal, administrative or investigative) conducted or heard by or before any Governmental Body or arbitrator.

“Protest Notice” has the meaning set forth in Section 2.5(d).

“Provider Relief Funds” has the meaning set forth in Section 3.5(d).

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified” means any representation or warranty which is subject to a “materiality,” “material,” “material adverse effect”, “Buyer Material Adverse Effect,” “Company Material Adverse Effect,” “in all material respects” or similar qualification used alone or in a phrase that has a similar impact or effect (but not including knowledge or Knowledge); and the use of any such term shall be deemed to be a “Qualification”. For the sake of clarity, the use of the word “material” when used in the defined terms “Buyer Material Adverse Effect” and “Company Material Adverse Effect” shall not be a Qualification.

“Real Property Lease” and “Real Property Leases” have the meanings set forth in Section 3.12(b).

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Representatives” has the meaning set forth in Section 7.5.

“Required Amount” has the meaning set forth in Section 5.5(b).

“Schedules” has the meaning set forth in Section 12.2.

“Seller” has the meaning set forth in the introductory paragraph.

“Significant Contracts” has the meaning set forth in Section 3.14(a).

“Significant Customer” has the meaning set forth in Section 3.20(a).

“Significant Supplier” has the meaning set forth in Section 3.21(a).

“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or “proprietary” languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, but excluding all commercially available or off-the-shelf software, or software subject to click-through or shrink wrap agreements.

“Special Escrow Account” has the meaning set forth in Section 2.4(b)(ii).

“Special Escrow Amount” means an amount equal to $683,729.

“Specified Officers” means Jason Anderson and Matt Stautberg.

“Straddle Period” means any taxable period including but not ending on the Closing Date.

“Subsidiary” and “Subsidiaries” have the meanings set forth in Section 3.3.

“Target Net Working Capital” means $5,000,000.

“Tax Returns” has the meaning set forth in Section 3.10(a).

“Taxes” has the meaning set forth in Section 3.10(a).

“Taxing Authority” has the meaning set forth in Section 3.10(a).

“Third Party Payor” means any Person or Persons that maintain(s) a Private Program and all other healthcare service plans, health maintenance organizations, health insurers and other private and commercial payors.

“Third Party Rights” has the meaning set forth in Section 3.15(a)(iii).

“Trade Secrets” has the meaning set forth in Section 3.15(b)(iv).

“Transaction Documents” means this Agreement, the Escrow Agreement, the certificates to be delivered at the Closing pursuant to Section 9.2(c) and Section 9.3(c) and all other documents, instruments and certificates contemplated by this Agreement to be delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

“Transaction Tax Deductions” means all federal, state and local income tax losses, deductions, expenses or similar items incurred by the Company and its Subsidiaries as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, including any losses, deductions, and expenses which arise out of Company Transaction Expenses and the acceleration of deferred financing fees related to the repayment of Company Debt; provided that, in connection with the foregoing, to the extent permitted under applicable Law, the Company and its Subsidiaries shall make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any “success-based fees” (within the meaning of Revenue Procedure 2011-29) that were paid by or on behalf of the Company and its Subsidiaries as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat 70% of such costs as deductible in the taxable year that includes the Closing Date for U.S. federal income tax purposes.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Units” has the meaning set forth in the Recitals.

“Unpaid Pre-Closing Income Taxes” means, as of the Closing Date, the amount (which may not be less than zero) of unpaid Income Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods as of the Closing Date and, except as provided in the following sentence, for which the Company and its Subsidiaries have not filed an original Tax Return for such Pre-Closing Tax Period. The Unpaid Pre-Closing Income Taxes shall be calculated (i) in accordance with the past practices (including reporting positions, elections, jurisdictions, and accounting and valuation methods) of the Company and its Subsidiaries, (ii) assuming that all Transaction Tax Deductions shall be taken into account to the extent permitted by Law in the Pre-Closing Tax Period and applying the 70% safe harbor election under Revenue Procedure 2011-29 to any “success-based fees,” (iii) excluding any liabilities for accruals or reserves established, or required to be established, under GAAP methodologies that require the accrual for deferred or contingent Taxes or with respect to uncertain Tax positions, (iv) in accordance with Section 8.1(c) in the case of any Straddle Period, (v) including any net operating losses and any estimated (or other prepaid) Income Tax payments (collectively, “Income Tax Attributes”), in each case to the extent such Income Tax Attributes have the effect of offsetting Income Taxes, generating a refund of Income Taxes, or reducing Taxable income of the Company and its Subsidiaries for any Pre-Closing Tax Period and the Company and its Subsidiaries, as applicable, are permitted under applicable Tax Law to utilize such Income Tax Attributes to generate a refund of Income Taxes or reduce their Income Tax liability in a Pre-Closing Tax Period and further only to the extent such Income Tax Attributes originated in a Pre-Closing Tax Period, (vi) with respect to each jurisdiction in which the Company or its Subsidiaries filed a Tax Return for the 2020 Tax year, (vii) excluding any Income Taxes to the extent attributable to (A) any financing or refinancing agreements entered into at any time by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or (B) any action taken by Buyer or any of its Affiliates (including the Company and its Subsidiaries) after the Closing outside the ordinary course of business that affects a Pre-Closing Tax Period, (viii) excluding any election made after the Closing that increases the amount of income realized in (or Tax payable for) a Pre-Closing Tax Period (other than any election that is otherwise permitted under clause (i)), and (ix) without regard to any income attributable to deferred revenue (or other deferred amounts) from a Pre-Closing Tax Period except to the extent recognized for applicable Tax purposes in a Pre-Closing Tax Period. In the event the Company or any of its Subsidiaries receives a written notice from a Taxing Authority regarding Income Taxes following the date of this Agreement and prior to the date that is 90 days after the Closing with respect to a Pre-Closing Tax Period, any Income Taxes that are the subject of such notice as payable shall be considered Unpaid Pre-Closing Income Taxes; provided, if, (i) with respect to a notice received prior to Closing, Seller disputes the Taxes contemplated by such notice, it shall notify Buyer in writing of such dispute and have the right (and Buyer shall allow Seller) to reasonably contest (at Seller’s sole cost and expense) any such notice with the applicable Taxing Authority and the portion of such Taxes under dispute shall not be considered Unpaid Income Taxes unless and until it is finally determined that such Income Taxes are due and payable in which case Seller shall pay such amounts (plus any interest and penalties due thereon) to Buyer promptly upon such determination, and in such event and as a condition to being allowed to dispute such Taxes, Seller’s majority equityholder shall enter into a guaranty on substantially similar terms to those is Section 12.18 and reasonably acceptable to Buyer in favor of Buyer to pay any such amounts, and (ii) with respect to a notice received following the Closing, Seller disputes the Taxes contemplated by such notice, it shall notify Buyer in writing of such dispute and have the right (and Buyer shall allow Seller) to reasonably contest (at Seller’s sole cost and expense) any such notice with the applicable Taxing Authority and the portion of such Taxes under dispute shall not be considered Unpaid Pre-Closing Income Taxes unless and until it is finally determined that such Income Taxes are due and payable in which case Buyer shall be entitled to recover such amounts (plus any interest and penalties due thereon) from the Adjustment Escrow Funds and Buyer shall have the option, in its sole discretion, to direct the Escrow Agent that the Adjustment Escrow Funds shall not be released unless and until any such dispute is resolved or the Buyer otherwise directs the Adjustment Escrow Funds to be released. Seller shall keep Buyer promptly and fully informed with respect to any such contest or dispute.

“WARN Act” has the meaning set forth in Section 3.13(c).

“Working Capital Methodology” means GAAP, as consistently applied by the Company in preparing the Financial Statements using the principles, methods, practices, categories, estimates, judgments and assumptions that were used in preparing the most recent Audited Financial Statements. Attached hereto as Schedule 1.1(a) is a calculation of the Net Working Capital used for purposes of computing the Target Net Working Capital using the Working Capital Methodology. The Working Capital Methodology shall not take into consideration, and the Net Working Capital shall be computed without regard to, any purchase accounting or the transactions contemplated by this Agreement.

1.2    Other Definitional and Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)    Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars.

(c)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(e)    Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)    To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”.

(h)    Statutes and Regulations. References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.

(i)    Made Available. Any reference in this Agreement to documents or information having been made available to Buyer (or phrases having similar import) means that such documents were (A) electronically (via email) provided to Buyer or its Representatives or (B) posted to the electronic datasite with the project name “Project Victory” maintained by Triple Tree in connection with the transactions contemplated by this Agreement (the “Data Room”) (a) in the case of materials required to be made available on or prior to the date hereof, on or before 3:00 p.m. (New York City time) on the Business Day prior to the date of this Agreement or (b) in the case of materials required to be made available on or prior to the Closing Date, on or before 3:00 p.m. (New York City time) on the date that is one (1) Business Day prior to the Closing Date.

(j)    Date Hereof. The phrase “date hereof” means the date that this Agreement is entered into.

(k)    Or. The word “or” shall not be exclusive.

(l)    Accounting Terms. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(m)    Ordinary Course. The use of the phrase “ordinary course” or “ordinary course of business” shall mean “ordinary course of business in a manner consistent with past practice and excluding any actions of the Company or its Subsidiaries taken to mitigate or remedy the impact of COVID-19, other than those set forth on Schedule 1.1(b).”

(n)    Timing of Specific Seller Deliverables. To the extent this Agreement requires Seller, the Company or its Subsidiaries to deliver documents or instruments with reference to a specific period prior to the Closing pursuant to Section 2.3 and Section 2.5(a), Seller, the Company and its Subsidiaries shall not be in breach of this Agreement with respect to the failure to deliver such documents or instruments so long as Seller, the Company or its Subsidiaries delivers such documents within three (3) Business Days after Buyer has provided Seller with notice of the anticipated Closing Date.

ARTICLE II

Purchase and Sale; Closing

2.1    Purchase and Sale of Securities. Upon the terms and subject to the conditions of this Agreement at the Closing, Seller shall sell, assign, convey, transfer and deliver, free and clear of any Liens (other than Liens imposed under applicable federal or state securities Laws), the Units to Buyer, and Buyer shall purchase, acquire and accept the Units from Seller.

2.2    Purchase Price. The aggregate consideration to be paid in connection with the transactions contemplated by this Agreement shall be $315,000,000 (the “Base Consideration”), as increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following (as adjusted, the “Purchase Price”):

(a)    the Base Consideration shall be increased by the amount of the Company Cash;

(b)    the Base Consideration shall be decreased by the amount of the Company Debt;

(c)    the Base Consideration shall be increased by the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital;

(d)    the Base Consideration shall be decreased by the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital; and

(e)    the Base Consideration shall be decreased by the amount of the Company Transaction Expenses.

2.3    Certain Events Immediately Prior to the Closing. Prior to the Closing, in addition to such other actions as may be provided for herein:

(a)    Seller shall deliver to Buyer at least three (3) Business Days prior to the Closing Date, (i) payoff letters, in the forms attached hereto as Exhibit B (the “Payoff Letters”), from the holders of the Company Debt set forth on Schedule 2.3(a), and (ii) a schedule setting forth the amount, as of the Effective Time, the Company Debt Payoff Amount.

(b)    Seller shall deliver to Buyer at least two (2) Business Days prior to the Closing Date, (i) a Schedule setting forth the Company Transaction Expenses estimated by the Company in good faith to remain unpaid as of the Effective Time (along with final invoices of any advisors) and (ii) the wire transfer instructions and a completed W-9 or W-8, as applicable, for each recipient thereof, to the extent such Company Transaction Expense remains unpaid.

2.4    Closing.

(a)    The consummation of the sale and purchase of the Units and the other transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. New York City time via electronic transmission on the date that is three (3) Business Days following the date all conditions to Closing have been satisfied or otherwise waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or at such other time and place as Seller and Buyer may agree; provided, that the Closing shall not occur earlier than the date that is sixty (60) days following the date hereof without the prior written consent of Buyer. The applicable time and date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)    At the Closing, in addition to such other actions as may be provided for herein:

(i)    Buyer shall pay to Seller an amount equal to the Estimated Purchase Price, as determined pursuant to Section 2.5(a), less the Adjustment Escrow Amount less the Special Escrow Amount, by wire transfer in immediately available funds pursuant to the wire transfer instructions provided by Seller to Buyer in writing at least two (2) Business Days prior to the Closing Date, in exchange for the Units;

(ii)    Buyer shall pay, or cause to be paid, the Adjustment Escrow Amount and the Special Escrow Amount, by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in the Escrow Agreement, to the Escrow Agent to be deposited in an escrow account maintained for such funds by the Escrow Agent (the “Adjustment Escrow Account” and the “Special Escrow Account”, respectively) and held pursuant to the Escrow Agreement;

(iii)    Seller shall deliver to Buyer the certificates required to be provided by it in Section 9.2(c), and Buyer shall deliver to Seller the certificates required to be provided by it in Section 9.3(c);

(iv)    Buyer shall pay, or cause to be paid, on behalf of the Company in full the Company Debt Payoff Amount as set forth in the Payoff Letter delivered pursuant to Section 2.3(a);

(v)    Buyer shall pay, or cause to be paid on behalf of the Company or Seller, as applicable, the unpaid Company Transaction Expenses by wire transfer of immediately available funds pursuant to the wire transfer instructions delivered to Buyer pursuant to Section 2.3(b);

(vi)    Seller shall deliver to Buyer a properly executed IRS Form W-9;

(vii)    Seller shall (i) deliver to Buyer letters of resignation, in the form attached hereto as Exhibit C, providing for the resignation for each officer and director and the Company and its Subsidiaries employed by Pamlico Capital or any of its Affiliates and (ii) request letters of resignation, in the form attached hereto as Exhibit C, providing for the resignation for each other officer and director and the Company and its Subsidiaries identified in writing by Buyer at least three (3) Business Days prior to the Closing Date;

(viii)    Seller shall deliver to Buyer a copy of the notices referenced on Schedule 2.4(viii);

(ix)    Seller shall deliver to Buyer a copy of a USB drive containing a true, complete and correct copy, as of the date hereof, of the Data Room;

(x)    Seller shall deliver a counterpart signature page to the assignment agreement substantially in the form of Exhibit D; and

(xi)    Seller and Buyer shall each deliver a counterpart signature page to the Escrow Agreement to the Escrow Agent.

2.5    Determination of Purchase Price.

(a)    Seller shall deliver to Buyer at least three (3) Business Days prior to the Closing, a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimates (together with reasonable supporting documentation) of Net Working Capital, Company Cash, Company Debt and Company Transaction Expenses, and based on the foregoing, Seller’s calculation of the Purchase Price (the “Estimated Purchase Price”), which shall be determined as of the Effective Time and taking into account, and setting forth as separate line items, all provisions establishing the basis for such calculation set forth in Sections 2.2(a)-(e), including the calculation of the Net Working Capital (and all components thereof) which shall be determined as of the Effective Time and pursuant to the Working Capital Methodology. Seller shall consider in good faith any revisions proposed by the Buyer to the calculations set forth in the Estimated Closing Statement, and to the extent that Seller agrees with any such revisions, the Estimated Closing Statement shall be modified to reflect such revisions; provided, however, that Buyer and Seller acknowledge and agree that Buyer shall not be deemed to have agreed to any of the amounts or calculations set forth in the Estimated Closing Statement or the calculation of the components thereof by virtue of having proposed any revisions (whether or not accepted) pursuant to the foregoing and the use of such Estimated Closing Statement (whether or not it includes any revisions proposed by Buyer) shall not in any way prejudice Buyer’s right to disagree with, dispute or change any amount in the Closing Statement delivered by the Buyer pursuant to Section 2.5(b). For the avoidance of doubt, any failure of Buyer to raise any objection or dispute with respect to the Estimated Closing Statement shall not in any way prejudice Buyer’s right to disagree with, dispute or change any amount in the Closing Statement delivered by Buyer pursuant to Section 2.5(b).

(b)    As promptly as practicable, but in any event within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a closing statement (the “Closing Statement”), together with reasonable supporting detail, setting forth Buyer’s calculation of Net Working Capital, Company Cash, Company Debt and Company Transaction Expenses, and based on the foregoing, the Purchase Price, which shall be determined as of the Effective Time and taking into account, and setting forth as separate line items, all provisions establishing the basis for such calculation set forth in Sections 2.2(a)-(e), including the calculation of Net Working Capital which shall be determined as of the Effective Time and pursuant to the Working Capital Methodology.

(c)    Buyer shall provide Seller and its Representatives reasonable access, upon reasonable notice and during times convenient to the Company and its Subsidiaries, to relevant tax, accounting and financial supporting documents and work papers of the Company and its Subsidiaries used in the preparation of the Closing Statement and the calculation of the Net Working Capital and to any relevant personnel of the Company reasonably requested by Seller and its Representatives, in each case, to the extent reasonably necessary to verify the matters and calculations delivered by Buyer pursuant to Section 2.5(b) and any dispute relating thereto. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to disclose any information if such disclosure would be reasonably likely to (a) jeopardize any attorney-client, work product or other legal privilege or (b) contravene any applicable Laws (it being understood and agreed that, in each case, the Company and its Subsidiaries will use their commercially reasonable efforts to provide alternative means of disclosing such information to the extent reasonably practicable).

(d)    The Closing Statement shall become final and binding on the thirtieth (30th) day following delivery of the Closing Statement by the Buyer, unless prior to such date Seller has delivered to Buyer a written notice stating that it disputes the calculation of Net Working Capital, Company Cash, Company Debt, Company Transaction Expenses or the calculation of the Purchase Price therein (collectively, the “Disputed Items” and each, a “Disputed Item”), together with reasonable detail regarding the basis of any such dispute, including the amount thereof in dispute (such notice, a “Protest Notice”). Any Protest Notice may reference only disagreements based on mathematical errors or based on amounts of Net Working Capital, Company Cash, Company Debt or Company Transaction Expenses as reflected on the Closing Statement not being calculated in accordance with this Agreement and the Working Capital Methodology. To the extent Seller provides a Protest Notice within thirty (30) days of Seller’s receipt of the Closing Statement in accordance with Section 2.5(b), all items that are not Disputed Items shall be final, binding and non-appealable for all purposes hereunder. In the event Seller does not provide a Protest Notice to Buyer within thirty (30) days of Seller’s receipt of the deliverables specified in Section 2.5(b), Seller shall be deemed to have accepted in full the Closing Statement (which sets forth the calculation of the Purchase Price and the components thereof) and the Net Working Capital, which shall then be deemed final, binding and non-appealable for all purposes hereunder, in each case, absent fraud in connection with the matters contemplated by this Section 2.5. After receipt by Buyer of a timely Protest Notice, Buyer and Seller shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences with respect to, and the amounts in respect of, the Disputed Items. If Seller and Buyer are unable to reach a resolution with respect to a Disputed Item within thirty (30) days after receipt by Buyer of the Protest Notice, Buyer and Seller shall within thirty (30) days thereafter submit such Disputed Item for resolution to a nationally recognized public accounting firm mutually agreed upon by Buyer and Seller, which shall in no event be a “Big 4” accounting firm (the “Independent Accounting Firm”), which shall be instructed by Buyer and Seller to determine and report to Buyer and Seller upon the resolution of such remaining Disputed Items within thirty (30) days after such submission; provided, however, that the scope of the Independent Accounting Firm’s engagement shall be limited to the resolution of the Disputed Items and shall be based solely on (i) the written submissions by each of Buyer and Seller and (ii) the application of the Working Capital Methodology and the relevant terms and definitions contained in this Agreement and shall not be by independent review. Each of Buyer and Seller will be afforded the opportunity to present to the Independent Accounting Firm any material such Party deems relevant to the Independent Accounting Firm’s determination. Buyer and Seller shall each furnish to the Independent Accounting Firm such work papers and other documents and information relating to the remaining Disputed Items as the Independent Accounting Firm may reasonably request. Notwithstanding anything herein to the contrary, with respect to its determination of each Disputed Item, the Independent Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by Buyer or Seller or less than the lowest value for such Disputed Item claimed by Buyer or Seller. The Independent Accounting Firm shall act as an expert and not as an arbitrator in performing the duties assigned to it by the Parties under this Agreement (but shall be subject to the privileges and immunities of arbitrators). The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of such remaining Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer or Seller (as applicable) (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining Disputed Items so submitted. For example, if it is Buyer’s position that the adjustment owed to the Buyer is $300, Seller’s position is that the adjustment owed to the Buyer is $100 and the Independent Accounting Firm’s finding is that the adjustment owed to the Buyer is $250, then Buyer shall pay 25% (300-250 / 300-100) of the Independent Accounting Firm’s fees and expenses and Seller shall pay 75% (250-100 / 300-100) of the Independent Accounting Firm’s fees and expenses.

(e)    Each item set forth on the Closing Statement shall be deemed final for the purposes of this Section 2.5 upon the earlier of (i) the failure of Seller to deliver to Buyer a Protest Notice identifying such item as a Disputed Item within thirty (30) days of Seller’s receipt of the Closing Statement in accordance with Section 2.5(b), (ii) the resolution of a Disputed Item pursuant to Section 2.5(d) by Buyer and Seller and (iii) the resolution of a Disputed Item pursuant to Section 2.5(d) by the Independent Accounting Firm (which shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover); provided, that the final determinations of such matters shall be non-appealable and incontestable by the Parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than fraud in connection with the matters contemplated by this Section 2.5. The foregoing shall not prohibit Buyer or Seller from bringing any Proceeding seeking an injunction or specific performance (x) in connection with an actual or threatened breach by a party of the terms and conditions set forth in this Section 2.5 or (y) to enforce any final determination by the Independent Accounting Firm, in each case, in any court or other tribunal of competent jurisdiction and otherwise in accordance with Section 12.7.

(f)    In the event that the final Purchase Price as finally determined in accordance with this Section 2.5 is more than the Estimated Purchase Price as determined on the Closing Date, then promptly after such final determination (but, in any event, within three (3) Business Days thereof), (i) Buyer shall, or shall cause the Company to pay, the lesser of (x) such difference and (y) the Adjustment Escrow Amount to Seller and (ii) Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Adjustment Escrow Funds to Seller. If the Purchase Price as finally determined in accordance with this Section 2.5 is less than the Estimated Purchase Price (such difference, the “Buyer Adjustment Amount”) as determined on the Closing Date, then promptly after such final determination (but, in any event, within three (3) Business Days thereof), Seller and Buyer shall cause the Escrow Agent to release an amount of the Adjustment Escrow Funds equal to the Buyer Adjustment Amount to Buyer, or at Buyer’s direction, the Company from the Adjustment Escrow Funds. Any Adjustment Escrow Funds remaining following the payments contemplated by the immediately preceding sentence shall be released to Seller promptly thereafter and Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to effect such release. For the avoidance of doubt, the Adjustment Escrow Funds shall be the sole source of recovery for any amounts owed to Buyer under this Section 2.5(f). All payments contemplated by this Section 2.5(f) shall be made by wire transfer in immediately available funds to the applicable payee.

(g)    The Parties agree that the Closing Statement (and the items reflected thereon) and the estimates thereof delivered pursuant to Section 2.5(a) shall be prepared, and this Agreement shall otherwise be interpreted, so that the Company and its Subsidiaries are presented on a consolidated basis (but, for the avoidance of doubt, Seller shall be deemed a third party) and no asset, liability, Loss, or other item is double-counted against any Party hereunder and shall not include any changes in assets or liabilities resulting from purchase accounting adjustments or the Buyer’s financing of the transactions contemplated hereby. The Parties further agree that the purpose of preparing the Closing Statement (and the items reflected thereon) and determining the Net Working Capital is to measure variations in the components taken into consideration in determining the estimates delivered pursuant to Section 2.5(a) compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to permit the introduction of, or alteration of, components, judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different from those described in the Working Capital Methodology. Further, normal year-end closing procedures will be applied when preparing the Closing Statement and the estimates thereof delivered pursuant to Section 2.5(a).

(h)    The Parties shall treat any payments made pursuant to this Section 2.5 (including amounts released from the Adjustment Escrow Funds pursuant to this Section 2.5) as an adjustment to the Purchase Price for all purposes (including Tax purposes), and the Parties agree to file, or cause to be filed, their Tax Returns consistently with such characterization.

2.6    Adjustment Escrow Account. The Adjustment Escrow Funds shall be used solely to satisfy any obligations of Seller under Section 2.5. The Seller and Buyer agree to execute and deliver all necessary joint written instructions to the Escrow Agent to effect the releases required by Section 2.5. The Adjustment Escrow Funds shall be held as trust funds and shall not be subject to any encumbrance, attachment, trustee process, or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

2.7    Withholding. Each of Buyer and the Company shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law. The Buyer or such other Person shall use commercially reasonable efforts to provide the Seller with notice as soon as reasonably practicable, but in any event at least five (5) Business Days, prior to withholding any amounts pursuant to this Section 2.7, and shall work in good faith with the Seller to minimize any such withheld amounts. To the extent that such amounts are so deducted or withheld, and timely remitted to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and/or withholding was made.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Buyer as follows:

3.1    Existence; Good Standing.

(a)    The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. True, complete and correct copies of the Company’s Certificate of Formation and Limited Liability Company Agreement have been, and any amendments entered into subsequent to the date of this Agreement in accordance with the terms of this Agreement will be prior to the Closing, made available to Buyer.

(b)    The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of the Company and the Company has obtained all necessary limited liability company approvals from its member as required in connection therewith, and no other limited liability company proceedings on the Company’s part are necessary to authorize such execution, delivery or performance. This Agreement and each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and each of the Transaction Documents by each of Buyer and Parent (if applicable) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c)    The Company has all requisite limited liability company power and authority to own, operate and lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.

3.2    Capitalization. Seller is the record and beneficial owner of all of the Units, free and clear of all Liens (other than restrictions on transfers imposed by federal or state securities Laws or Liens that will be released pursuant to the Payoff Letters). The Company has no other limited liability company or other Equity Interests authorized, issued or outstanding and the Company has not entered into any Contract, commitment or other arrangement to authorize or issue any such Equity Interests. All of the issued and outstanding limited liability company interests of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities Laws. There are no outstanding rights, subscriptions, options, warrants, commitments, preemptive rights, rights of first refusal (or similar rights), agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of any limited liability company or other Equity Interest of the Company or any outstanding securities convertible into or exercisable or exchangeable therefor. There are no bonds, debentures or other Company Debt having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote with respect to the Company or its Equity Interest. There are no Equity Interests or rights of the Company or Contracts, commitments, understanding or arrangements by which the Company is bound obligating the Company to repurchase, redeem or otherwise transfers or acquire any Equity Interests of the Company or any of its Subsidiaries.

3.3    Subsidiaries. The Company’s subsidiaries and the equity ownership thereof are listed on Part I of Schedule 3.3 (each a “Subsidiary” and, collectively, the “Subsidiaries”). The Company or a Subsidiary holds of record and is the beneficial owner of all of the outstanding Equity Interests of each Subsidiary, free and clear of any Liens (other than Permitted Liens or Liens that will be released pursuant to the Payoff Letters). Each Subsidiary has all requisite limited liability company or corporate, as applicable, power and authority to own, operate and lease its properties and carry on its business as currently conducted. Each Subsidiary is (x) duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of organization or incorporation, and (y) duly qualified or registered to do business as a foreign organization in each jurisdiction in which the failure to be so duly qualified or registered would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Part II of Schedule 3.3, neither the Company nor any Subsidiary owns or holds, directly or indirectly any Equity Interest in any Person (other than a Subsidiary) or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person. All of the issued and outstanding Equity Interests of each Subsidiary (a) have been duly authorized and validly issued and are fully paid and non-assessable, (b) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights or any provision of any of their organizational documents, and (c) were issued in compliance with all applicable securities Laws. Other than as set forth in the organizational documents of the Subsidiaries made available to Buyer, there are no outstanding rights, options, rights of first refusal, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or obligations that require or would require any Subsidiary to issue, sell or transfer any Equity Interests in such entity (or securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase Equity Interests in such entity) and no such Subsidiary has an obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any of its outstanding Equity Interests. There are no bonds, debentures or other Company Debt of any Subsidiary of the Company having the right to vote or convertible or exchangeable or exercisable for securities or Equity Interests having the right to vote with respect to its Equity Interest. There are no Equity Interests or rights of any Subsidiary of the Company or any Contracts, commitments, understanding or arrangements by which any Subsidiary of the Company is bound obligating the Company to repurchase, redeem or otherwise transfer or acquire any Equity Interests of the Company or any of its Subsidiaries.

3.4    No Conflict; Consents.

(a)    Except as set forth on Schedule 3.4(a) and assuming the expiration or termination of the applicable waiting period under the HSR Act and obtaining the consents and approvals (or making the notices and filings, as applicable) described on Schedule 3.4(b), the execution and delivery by the Company of this Agreement and the other Transactions Documents to be executed by it and the consummation by the Company of the transactions contemplated hereby or thereby and compliance by it with any of the provisions hereof or thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to any breach of, loss of any benefit under or a right of termination, acceleration or cancellation of, any terms, conditions or provisions of, any Contract or Real Property Lease to which the Company or any of its Subsidiaries are party or otherwise bound, (ii) conflict with, or result in any violation of, any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or duly adopted resolutions of the Board of Managers, Board of Directors or similar governing body of the Company or any Subsidiary, (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any Permit, any provision of any Law or Order applicable to the Company or any of its Subsidiaries in any material respect, or (iv) result in the creation or imposition of a Lien (other than a Permitted Lien) on the Units or any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i), (iii) and (iv) of this Section 3.4(a) as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)    Except for: (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder, and (ii) as set forth on Schedule 3.4(b), no notice to, declaration or filing with, or consent, authorization, waiver or approval of any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, arbitrator (public or private), agency body, Government Program or commission, self‑regulatory organization, court, tribunal or judicial body, including the U.S. Securities and Exchange Commission (a “Governmental Body”) is required, except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries.

3.5    Financial Statements.

(a)    True, correct and complete copies of the following financial statements have been made available to Buyer: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2021 (such balance sheet, the “Latest Balance Sheet” and the date of such balance sheet, the “Balance Sheet Date”) and the related consolidated statements of operations, members’ equity, and cash flows for the periods then ended (the “Unaudited Financial Statements”), and (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018, and the related consolidated statements of operations, members’ equity, and cash flows for the periods then ended together with the notes thereto, accompanied by the reports thereon of the Seller’s independent auditors (the “Audited Financial Statements” and, collectively with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.5, the Financial Statements (a) are correct and complete in all material respects and have been prepared in accordance with GAAP consistently applied, except as may be indicated in the notes thereto and subject, in the case of Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material in nature or amount, whether individually or in the aggregate, (b) fairly present, in all material respects, the financial position, results of operations, members’ equity, and cash flows of the Seller and its Subsidiaries on a consolidated basis, as of the dates and for the periods indicated (subject, in the case of Unaudited Financial Statements, to the absence of footnotes and year-end adjustments), and (c) were prepared in accordance with the books and records of the Company and its Subsidiaries. The books, accounts and records of the Company and its Subsidiaries are, and have been, maintained in accordance with GAAP and standard industry practice. The Company has established and adhered to a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting. In the three (3) fiscal years completed prior to the fiscal year in which the Closing occurs and through the Balance Sheet Date, there has not been (x) any significant deficiency or weakness in any system of internal accounting controls used by the Company, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of the financial statements or the internal accounting controls used by the Company, or (z) any claim or allegation regarding any of the foregoing.

(b)    The accounts receivable of the Company and its Subsidiaries (the “Accounts Receivable”) are reflected properly on their books and records, represent bona fide and valid obligations arising from sales actually made, or services actually performed, by the Company and its Subsidiaries (or predecessor businesses) in the ordinary course or business and are current and collectible in the ordinary course or business. The Accounts Receivable, including all reserves shown in the Unaudited Financial Statements, have been calculated in accordance with GAAP. There is no contest, claim or right to set-off, other than returns and claims in the ordinary course or business, under any agreement with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable, and no bankruptcy, insolvency or similar Proceedings have been commenced by or against any such obligor.

(c)    The Inventory consists of a quality, quantity and condition usable for the purposes for which it was procured or manufactured, and is salable in the ordinary course of business, except for obsolete items, excess items or items of below-standard quality, all of which are not material. All of the Inventory is owned by the Company or its Subsidiaries free and clear of any Lien other than Permitted Liens. No inventory is held on a consignment basis. Inventory levels are not in excess of normal operating requirements of the Company and its Subsidiaries.

(d)    The Company has applied for and/or has received funds or other payments (“Provider Relief Funds”) that have been made available pursuant to certain CARES Act and/or other COVID-19 pandemic federal and/or state governmental programs and/or relief efforts (“COVID-19 Relief Programs”) and is in compliance with any and all terms and conditions that are applicable to the Company’s receipt and use of such Provider Relief Funds and payments. Schedule 3.5(d) includes a full and accurate listing of the COVID-19 Relief Programs that the Company is participating in or is a beneficiary of, together with the amounts received by the Company on a per COVID-19 Relief Program basis and the amounts, if any, that remain unused. Except as provided in the previous sentence, neither the Company nor any of its Subsidiaries has any outstanding and unforgiven loans that were granted pursuant to the CARES Act or similar laws (including pursuant to the Paycheck Protection Program). All information submitted by the Company or its Subsidiaries to any Governmental Body in connection with the provision of any federal, state and local COVID-19 related relief was true and correct at the time of submission, including any and all certifications made by the Company or such Subsidiary on any application form submitted in connection therewith. The Company or its applicable Subsidiary has submitted all attestation documentation required with respect to receipt of any such relief, and has complied with all applicable Laws and guidance promulgated with respect to such relief.

3.6    Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability or obligation (whether absolute, accrued, contingent or otherwise) of any nature (whether or not required under GAAP, as in effect on the date of this Agreement, to be reflected on the consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto), other than (a) those reflected on or adequately accrued and reserved against in the Financial Statements (including the notes thereto), (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries, (c) those that are described on Schedule 3.6, (d) future performance obligations under any benefit plan or any Contract entered into in the ordinary course of business (excluding any liability arising as a result of any breach of any Contract, breach of warranty, tort, or violation of any Law) or (e) those incurred under, or as a result of actions taken or omissions required pursuant to, this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, including Company Transaction Expenses. None of the Company or any of its Subsidiaries maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

3.7    Organizational Documents. Copies of the organizational documents of the Company and its Subsidiaries have been made available to Buyer and are true, correct and complete copies of those documents as of the date hereof.

3.8    Absence of Certain Changes. Except as set forth on Schedule 3.8 or Schedule 1.1(b), since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, (b) there has not been a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken or had occur any of the actions or events described in Sections 6.1(b)(i)-(xxv).

3.9    Litigation. Except as set forth on Schedule 3.9, there is no, and since January 1, 2018 has been no, Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any portion of their respective assets, in each case where the amount in controversy with respect to a particular matter (or series of related matters) is in excess of $100,000 or involving any criminal liability or material non-monetary relief. There is no Proceeding pending or, to the Knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the other Transaction Documents. Since January 1, 2018, neither the Company nor any of its Subsidiaries is or has been subject to any outstanding Order or settlement agreement (a) under which the Company or any of its Subsidiaries has or had any material outstanding liability, (b) which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents, or (c) would, individually or in the aggregate, materially affect, impede or restrain the operation of the business of the Company or any of its Subsidiaries as presently conducted. There is no Proceeding by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

3.10    Tax Matters. Except as set forth on Schedule 3.10:

(a)    The Company and each Subsidiary has filed all material returns, declarations or reports, claims for refund, information returns or other documents relating to Taxes, including any schedules or attachments thereto or any amendment thereof (“Tax Returns”), relating to (i) any federal, state, local, foreign and other taxes, including income taxes, alternative or add-on minimum taxes, excise taxes, sales taxes, use taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, gross receipts taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, social security taxes, unemployment taxes, disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes, whether disputed or not, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it, including any interest, penalties or additions to tax in respect of the foregoing and (ii) any amounts described in clause (i) payable by reason of Contract, assumption, transferee or successor liability or operation of Law (including Treasury Regulations Section 1.1502-6 or any analogous or similar provision under applicable Law) (collectively, “Taxes”) that have been filed or are required to be filed by them with a Governmental Body or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (a “Taxing Authority”) have been timely filed, and all such Tax Returns are true and complete in all material respects. The Company and each Subsidiary has timely paid all material amounts of Taxes that are due and payable from the Company or any Subsidiary under applicable Law. All adjustments of Tax liability resulting from the resolution of any Proceeding of, or with respect to, the Company or any of its Subsidiaries have been reported to appropriate Taxing Authorities and all resulting Taxes payable to Taxing Authorities have been fully paid.

(b)    Since January 1, 2018, no jurisdiction has asserted in writing that the Company or any Subsidiary is or may be required to pay any Tax or file a Tax Return in such jurisdiction.

(c)    There are no Liens for Tax upon the assets of the Company or any Subsidiary except Permitted Liens.

(d)    The Company and each Subsidiary have withheld and paid over all material Taxes required to have been withheld and paid prior to the Closing under applicable Law in connection with amounts paid or owing to any employee, former employee, creditor, customer or supplier.

(e)    Neither the Company nor any Subsidiary has executed (or been requested to execute) any outstanding waivers or comparable consents regarding the application of the statute of limitations for any material Taxes or Tax Returns and no extensions have been executed on their behalf.

(f)    (i) No deficiency for any Taxes has been assessed, asserted in writing, or to the Knowledge of the Company proposed against the Company or any Subsidiary that has not been resolved and paid in full and (ii) no Proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no such action has been threatened in writing.

(g)    No Person has received (or has requested) any ruling of a Taxing Authority relating to Taxes of, or with respect to, the Company or any Subsidiary, or any other written and legally binding agreement with a Taxing Authority relating to Taxes (including any “closing agreement” within the meaning of Section 7121 of the Code) that would be binding on Parent, Buyer, the Company or any Subsidiary after the Closing.

(h)    Neither the Company nor any Subsidiary is a partner in a partnership (or an equity holder in any entity treated as a partnership for federal, state or foreign Income Tax purposes).

(i)    Neither the Company nor any Subsidiary (i) is or will be required to include any material item of income in, or exclude any material item of deduction from, the calculation of taxable income for a taxable period ending after the Closing Date that was realized (or reflects economic income earned) in a taxable period ending on or before the Closing Date other than such treatment consistent with past practice, (ii) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6, as a transferee or successor, by assumption, by operation of Law or otherwise, (iii) is or has ever been a member of consolidated, combined or unitary Tax group, other than a group of which the Company is or was the common parent or (iv) is a party to or bound by any Tax sharing agreement or arrangement binding on the Company or any Subsidiary.

(j)    Neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k)    Neither the Company nor any Subsidiary has engaged in any listed transactions that were required to be disclosed pursuant to Treasury Regulation Section 1.6011-4. The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(l)    Neither the Company nor any of its Subsidiaries is liable for any Tax or other liability in respect of any voluntary disclosure agreement entered into by the Company or its Subsidiaries prior to the date hereof.

3.11    Employee Benefit Programs.

(a)    Schedule 3.11(a) sets forth a complete and correct list of each Employee Benefit Program currently in effect. Each Employee Benefit Program is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(b)    The Company has provided to Buyer true, correct and complete copies of each Employee Benefit Program and has made available to Buyer true, correct and complete copies of each of the following, to the extent applicable, with respect of each Employee Benefit Program: (i) each summary plan description and summary of material modifications, (ii) the most recently received IRS determination or opinion letter, (iii) the most recently prepared actual report and financial statement, and (iv) material correspondence with any Governmental Body.

(c)    Except as described in Schedule 3.11(c), each Employee Benefit Program has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws and regulations relating to that Employee Benefit Program. Except as described in Schedule 3.11(c), neither the Company nor any of its Subsidiaries is required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement. Except as described in Schedule 3.11(c), no Employee Benefit Program provides or promises, and neither the Company nor any Subsidiary has any obligation to provide, any health or other welfare benefits to employees or other service providers after their employment or service terminates other than as required by part 6 of subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4980B of the Code or pursuant to requirements of applicable Law (“COBRA”) and for which the recipient pays the full premium cost. With respect to any Employee Benefit Program, there has occurred no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable Law which could result in any material Taxes, penalties, or other liability to the Company or any Subsidiary. No litigation, arbitration, governmental administrative proceeding, audit, claim, investigation or other Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Program or any fiduciary thereof, and no fact or event exists that would give risk to any such Proceeding. The Company has not incurred and is not reasonably expected to incur any material Tax, penalty or other liability imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended and including the regulations and guidance issued thereunder.

(d)    Each Employee Benefit Program intended to qualify under Section 401(a) of the Code (i) has received a favorable determination or approval letter from the IRS regarding its qualification under the applicable Code Section or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. No fact, event or omission has occurred that could reasonably be expected to cause any such Employee Benefit Program to lose its qualification under Code Section 401(a).

(e)    None of the Company nor any of its Subsidiaries or ERISA Affiliates has maintained, contributed to, or been required to contribute to, and neither the Company nor any of its Subsidiaries or ERISA Affiliates has any current or contingent liability or obligation under or with respect to, (i) a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a plan with two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(f)    All contributions, distributions and premium payments due from the Company or any of its Subsidiaries with respect to any Employee Benefit Program have been timely made or have been accrued as liabilities of the Company and properly reflected in the financial statements of the Company in accordance with applicable Law. Neither the Company nor any of its Subsidiaries (i) have been required to report to any Governmental Body any corrections made or Taxes due as a result of a failure to comply with Section 409A of the Code and (ii) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

(g)    Except as set forth on Schedule 3.11(g), neither the consummation of the transactions contemplated hereby nor the execution of this Agreement will (alone or in combination with any other event), directly or indirectly, (i) increase the compensation or benefits payable under any Employee Benefit Program or otherwise, (ii) result in any payment (whether in cash, property or the vesting of property) or give rise to any liability under any Employee Benefit Program or otherwise or (iii) accelerate the time of payment, funding or vesting, or increase the amount or require the funding of, compensation or benefits due to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries.

(h)    The Company is not obligated to make any payments, including under any Employee Benefit Program, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code. Neither the Company nor any of its Subsidiaries is obligated to indemnify any party or provide any Tax gross-ups with respect to Taxes imposed under Section 4999 of the Code.

(i)    Except as set forth on Schedule 3.11(i), neither the Company nor any of its Subsidiaries has amended its Employee Benefit Programs in response to COVID-19. Neither the Company nor any of its Subsidiaries has experienced a partial plan termination as the result of any employee reductions.

(j)    The Company and its Subsidiaries have not accrued, and do not owe, to any officer, employee or director, any bonus payment or deferred compensation, other than any bonus accrued for 2021.

3.12    Properties.

(a)    Except as set forth on Schedule 3.12(a), (i) the Company and its Subsidiaries have valid title to, or a valid leasehold interest in (or other valid right to use), all of the tangible personal property used by them in their respective business, free and clear of all Liens, except for Permitted Liens and (ii) the tangible personal property used by the Company and its Subsidiaries, is free from material defects and in good operating condition and repair and is in adequate condition to conduct the business of the Company and its Subsidiaries in all material respects as the same is conducted on the date of this Agreement, normal wear, tear and maintenance excepted. The assets and tangible personal property owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.

(b)    The real property demised by the leases described on Schedule 3.12(b) (each, a “Real Property Lease” and collectively, the “Real Property Leases”), constitutes all of the real property leased, subleased, licensed occupied or otherwise used by the Company and its Subsidiaries (the “Leased Real Property”).

(c)    Except as set forth on Schedule 3.12(c), (i) the Real Property Leases are in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries and, to the Knowledge of the Company, the other parties thereto, (ii) there is no existing material default or event of default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any Real Property Lease, nor, to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Subsidiary (as applicable), (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to curtail or interfere with the current use and operation of such property and (iv) all material Permits have been obtained which are required by Law for the current uses of each Real Property Lease premises for the conduct of business as currently conducted as of the date of this Agreement and neither of the Company nor any Subsidiary, nor, to the Knowledge of the Company, any landlord under any Real Property Lease is in violation of any applicable building, zoning, health or other Law, contractual restriction or covenant or easements in respect of the use or occupation of the property and improvements subject to the Real Property Lease for the conduct of business as currently conducted as of the date of this Agreement, other than with respect to any Permitted Lien.

(d)    Except as set forth on Schedule 3.12(d) neither the Company nor any Subsidiary subleases as sublessor any real property subject to a Real Property Lease to a third party.

(e)    Schedule 3.12(e) specifies all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or the applicable Subsidiary has valid fee title to each Owned Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(f)    No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.

(g)    There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

3.13    Labor Matters.

(a)    Schedule 3.13(a) contains a true, complete and correct list of the employees employed by the Company and its Subsidiaries as of May 31, 2021, together with their (i) job title; (ii) work location; (iii) annual salary or hourly wage rate; (iv) target bonus opportunity; (v) date of hire; (vi) FLSA exemption status and (vii) status (active or on statutory or employer approved leave and full-time or part-time).

(b)    Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization. There are, and since January 1, 2018 there have been, no strikes, lockouts, slowdowns, picketing, handbilling work stoppages or other material labor disputes in effect or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there is no union organizing or decertification effort pending or threatened against the Company or any Subsidiary, nor has there been any such effort made in the last three (3) years. There is no unfair labor practice, charge or complaint pending, or to the Knowledge of the Company, threatened, against Company or any Subsidiary.

(c)    Since January 1, 2018, the Company and its Subsidiaries have been in compliance in all material respects with all Laws relating to labor and employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Except as would not result in material Losses, (i) during the last three (3) years, the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation that have come due and payable to their current and former employees and other individual service providers pursuant to applicable Law, Contract or Company policy, and (ii) all individuals who are providing, or within the past three (3) years have provided, services to the Company or its Subsidiaries and are or were classified and treated by the Company and its Subsidiaries as independent contractors or other non-employee service providers are and were during the past three (3) years properly classified and treated as such for all applicable purposes. Neither the Company nor any of its Subsidiaries has, since January 1, 2018, implemented any “plant closing” or “mass layoff” of employees as those terms are defined in Worker Adjustment and Retraining Notification Act of 1988, as amended, or under any similar state or local Law or regulation (the “WARN Act”), and no closings or layoffs that could implicate any such Laws or regulations are currently contemplated.

(d)    There has not been, and the Specified Officers do not have actual knowledge that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the actual knowledge of the Specified Officers, no current officer, executive or senior-level employee (including any vice president or senior vice president) of the Company or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

(e)    Since January 1, 2018 (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof.

(f)    The Company and its Subsidiaries are in material compliance with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received any written complaints (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) regarding the Company’s or any of its Subsidiaries’ reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

3.14    Certain Contracts and Arrangements.

(a)    Schedule 3.14(a) sets forth a true, complete and correct list of all Contracts (together with any Employee Benefit Program and Real Property Lease), including all material amendments and supplements thereto, to which, as of the date hereof, the Company or any of its Subsidiaries is a party and under which there are ongoing obligations (other than customary confidentiality obligations) meeting any of the descriptions set forth below (collectively referred to herein as the “Significant Contracts”):

(i)    any Contract with any Significant Supplier or any sole source supplier or any purchase, sale, or supply contract that contains volume requirements or commitments;

(ii)    any Contract with any Significant Customer;

(iii)    all Contracts with any officers, directors, employees, consultants or other individual service providers of the Company or any of its Subsidiaries pursuant to which the annual base compensation is greater than or equal to $100,000 or pursuant to which the Company has any bonus, severance, pension, profit sharing, retirement or other deferred compensation obligations;

(iv)    all settlement, conciliation or similar Contracts with any Governmental Body or third-party or pursuant to which the Company or any of its Subsidiaries will have any outstanding (1) criminal, (2) material non-monetary or (3) monetary obligations after the date of this Agreement in excess of $100,000;

(v)    all personal property leases that, in accordance with their terms, involve aggregate payments by the Company and its Subsidiaries of more than $250,000 within the twelve (12) month period ended on the Balance Sheet Date or within the twelve (12) month period following the Closing Date;

(vi)    all Contracts under which the Company or any of its Subsidiaries have created, incurred, assumed, or guaranteed any Company Debt;

(vii)    any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, any Person (except for an existing Subsidiary), including take-or-pay contracts or keepwell agreements;

(viii)    all Contracts with any Related Party of the Seller, the Company or its Subsidiaries (other than employment related agreements disclosed pursuant to Section 3.14(a)(iii));

(ix)    all Contracts with any Governmental Body (other than any customer contract);

(x)    Contracts for the sale of any material amount of assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

(xi)    Contracts for joint ventures or partnerships or any Contract involving a sharing of revenues, profits, losses, costs or liabilities with any third party (other than joint marketing or sales agreements entered into in the ordinary course of business);

(xii)    any Contract with any labor union;

(xiii)    any hedging, futures, options or other derivative Contract;

(xiv)    Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person or in any geographical area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xv)    any Contract, whether or not made in the ordinary course of business that involves a future or potential liability, as the case may be, in excess of $250,000 on an annual basis or in excess of $250,000 over the current contract term, except for any Contract specifically referenced in another part of this Section 3.14(a) (excluding any Contracts that would be required to be disclosed under Section 3.14(a)(i) or (ii) disregarding the thresholds applicable thereto); and

(xvi)    Contracts entered into subsequent to January 17, 2014 relating to the acquisition or disposition (by merger, purchase of Equity Interests or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person, or any other Contract relating to the acquisition or disposition (by merger, purchase of Equity Interests or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person under which any of the parties thereto have remaining financial obligations.

(b)    Except as set forth on Schedule 3.14(b), none of the Company or any of its Subsidiaries is in material breach of, or in material default under, any Significant Contract, nor, to the Knowledge of the Company, is any other party to any Significant Contract in material breach of, or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder. Each of the Significant Contracts is in full force and effect and is the legal, valid and binding obligation of either of the Company or one of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, the other parties thereto and enforceable in accordance with its terms. As of the date hereof, no party to any of the Significant Contracts has exercised any termination rights with respect thereto (provided that failures to renew upon expiration shall not be deemed to be an exercise of termination rights) or has expressed in writing any intention to terminate or materially and adversely amend or modify, any of the Significant Contracts. The Company has made available, or caused to be made available, to Buyer true, correct and complete copies of all of the Significant Contracts, together with all material amendments, modifications or supplements thereto as of the date hereof (or a written description of the material terms of any Significant Contract that is not written). Except as set forth on Schedule 3.14(b), neither the Company nor any of its Subsidiaries has received any notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Significant Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

3.15    Intellectual Property.

(a)    Schedule 3.15(a) contains a complete and accurate list of all issued Patents and Patent applications owned by the Company or any Subsidiary, registrations and applications for Marks owned by the Company or any Subsidiary (including domain names), and registrations and applications for Copyrights owned by the Company or any Subsidiary. Except as disclosed on Schedule 3.15(a):

(i)    the Company and its Subsidiaries exclusively own all right, title, and interest in and to all of the Company Intellectual Property Assets (free and clear of Liens, other than Permitted Liens), and otherwise possess valid and enforceable rights to use all other Intellectual Property Assets used in their business;

(ii)    all issued Patents, registered Marks and registered Copyrights owned by the Company or any of its Subsidiaries are subsisting, valid and, to the Knowledge of the Company, enforceable, as applicable;

(iii)    as of the date hereof, there are no pending or threatened claims against the Company or any of its Subsidiaries alleging in writing that any of the Company Intellectual Property Assets are invalid, unenforceable, or not owned or able to be used by the Company or any of its Subsidiaries, or that the conduct of the business of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property Assets or proprietary rights of other Persons (“Third Party Rights”);

(iv)    the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not since January 1, 2018, infringed, misappropriated, or otherwise violated, any Third Party Right;

(v)    to the Knowledge of the Company, (A) there is currently no, and there has not been since January 1, 2018, any material infringement or violation by any person or entity of any Company Intellectual Property Assets or the rights of the Company or any of its Subsidiaries therein or thereto and (B) there is no, and there has not been since December 31, 2018, any material misappropriation by any person or entity of any Company Intellectual Property Assets;

(vi)    the Company and its Subsidiaries have taken commercially reasonable measures to protect their rights in the Company Intellectual Property Assets and prevent the unauthorized disclosure or use of any Trade Secrets owned by the Company or its Subsidiaries, and at all times have maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries;

(vii)    no present or former employee, officer or director of the Company or any Subsidiary, or agent, outside contractor or consultant of the Company or any Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property Assets;

(viii)    the consummation of the transactions contemplated hereby will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property Assets is granted to or by the Company or any of its Subsidiaries;

(ix)    except as provided on Schedule 3.15(a)(ix), the Company and its Subsidiaries (A) are, and since January 1, 2018, have been, in compliance in all material respects with all applicable Data Security Requirements, and (B) have not since January 1, 2018, experienced any data breach, data security incident, or loss, theft, or unauthorized use of, unauthorized access to, disclosure, alteration, destruction, or loss of any data (including Personal Information) stored by or on behalf of the Company or its Subsidiaries and the Company and its Subsidiaries are not aware of any facts suggesting the likelihood of the foregoing, including any breach of security. The Company and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply with Data Security Requirements. Except as provided on Schedule 3.15(a)(ix), neither the Company nor any of its Subsidiaries has notified, either voluntarily or as required by any Data Security Requirements, any affected Person or the media of any breach or non-permitted use or disclosure of Personal Information, and neither the Company nor any of its Subsidiaries is currently planning to conduct any such notification or investigating whether any such notification is required. No notices have been received by the Company or any of its Subsidiaries, and no claims have been asserted by any Person since January 1, 2018, or are pending, or threatened in writing against the Company or any of its Subsidiaries, alleging any violation of any Data Security Requirements, and neither the Company nor any of its Subsidiaries has been or are subject to any investigations concerning any Data Security Requirements. The information technology hardware, software, systems, networks, computer systems, and infrastructure used by or on behalf of the Company and its Subsidiaries in the conduct of its and their business (collectively, the “IT Systems”) are sufficient for the conduct of such businesses as presently conducted, and since January 1, 2018, there have been no material disruptions or interruptions to, or material substandard performance or unscheduled downtime of, any of the IT Systems. The Company and its Subsidiaries have implemented commercially reasonable technical, physical and organizational measures and security systems and technologies in compliance with Data Security Requirements designed to back up and protect the confidentiality, integrity, privacy, and security of all data (including Personal Information) they receive and store in their IT Systems against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and to protect the confidentiality, integrity and security of their material IT Systems from potential unauthorized use, access or interruption by third parties and from viruses, malware, and other malicious or unauthorized code or applications, and there have been no breaches of same. The Company and its Subsidiaries have in place written policies to protect the security and privacy of Personal Information. The Company and its Subsidiaries have the right pursuant to its Contracts, consents, permissions and policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed. No person has withdrawn his or her consent to any use or processing of his or her Personal Information or requested erasure of his or her Personal Information by the Company or its Subsidiaries in the six (6) years prior to the date of this Agreement where the Company has not complied with such request;

(x)    none of the Software owned by the Company or its Subsidiaries (“Proprietary Software”) is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner or relation that has or would require any public distribution of any such Proprietary Software, create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Company Intellectual Property Assets (including Proprietary Software), or impose any present economic limitations on the Company’s or its Subsidiaries’ commercial exploitation of its Proprietary Software. No Person other than the Company or its Subsidiaries (i) is in possession of any source code owned by the Company or its Subsidiaries or (ii) has been granted any license or other right with respect therein or thereto (including any right to have any such source code deposited in or released from escrow, whether or not conditioned on the occurrence of certain events);

(xi)    (i) to the Knowledge of the Company, the advertisers and other Persons with which the Company or its Subsidiaries have contractual relationships have not breached any agreements or any Data Security Requirements pertaining to Personal Information and to non-personally identifiable information (including Data Security Requirements regarding spyware and adware), (ii) neither the Company nor any of its Subsidiaries serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) neither the Company nor any of its Subsidiaries has received (and does not have knowledge of) consumer complaints relative to Software downloads that resulted in the installation of the Company’s or any of its Subsidiaries’ respective tracking technologies;

(xii)    To the Knowledge of the Company, the performance of this Agreement will not violate (a) any Data Security Requirement, or (b) any other privacy or data security requirements or obligations imposed under any contracts on the Company and its Subsidiaries. Upon execution of this Agreement, the Company and its Subsidiaries shall continue to have the right to use and process any Personal Information collected, processed or used by them before the signature date of this Agreement in order to be able to conduct the ordinary course of their business; and

(xiii)    except as set forth on Schedule 3.15(a)(xiii), neither the Company nor any of its Subsidiaries (a) is collecting, and has not collected, any health data (e.g., temperature readings, symptom information, etc.) from employees or other visitors on its premises in connection with COVID-19 or (b) has implemented any other measures in response to COVID-19 that involve collecting, tracking, maintaining or analyzing any data relating to employees or visitors.

(b)    For purposes of this Agreement:

“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Intellectual Property Assets” means all intellectual property and proprietary rights arising under the Laws of any jurisdiction in the world, including:

(i)    patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”);

(ii)    trademarks, service marks, trade names, trade dress, logos, and internet domain name registrations, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Marks”);

(iii)    all original works of authorship, including copyrightable works in Software, copyrights, applications and registrations and renewals therefor (collectively, “Copyrights”); and

(iv)    know-how, trade secrets and confidential and/or proprietary information, including trade secret and proprietary information relating to Software (including source code and object code) (collectively, “Trade Secrets”).

3.16    Environmental Matters. Except as set forth on Schedule 3.16:

(a)    Since January 1, 2018, the Company and its Subsidiaries have been in compliance with, and have operated their business in compliance with, all Environmental Laws applicable to them, their business or the operations at the facilities currently owned, operated or leased or previously owned, operated or leased by such Persons and any licenses, Permits, approvals, authorizations or consents issued or required to be obtained by the Company or its Subsidiaries under all applicable Environmental Laws to operate their business or such facilities, except for such violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole;

(b)    Since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body or other Person that the Company or any of its Subsidiaries is in violation or allegedly in violation of, does not comply with or allegedly does not comply with, or is liable or potentially liable under, any applicable Environmental Law (including in respect of any facilities currently owned, operated or leased by, or any facilities formerly owned, operated or leased by, or in connection with the business of, the Company or its Subsidiaries), except for such violations, instances of noncompliance or liabilities that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole;

(c)    (i) There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the environment or Environmental Laws, and (ii) there is no outstanding Order against or adversely affecting the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries relating to the environment or Environmental Laws;

(d)    Each of the Company and its Subsidiaries has all material Permits required to be held by it under applicable Environmental Laws, except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, each such Permit is valid and in full force and effect and is not subject to any pending or threatened administrative or judicial Proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. Neither the Company nor any of its Subsidiaries is violating any such Permit, except for such instances of noncompliance that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole;

(e)    No Lien (other than Permitted Liens) for which obligations or restrictions still exist has been recorded on any properties of the Company or its Subsidiaries by any Governmental Body under any Environmental Law; and

(f)    The Company has made available to Buyer complete and accurate copies of all material environmental reports, studies or investigations, and other material environmental, health, and safety documents, in its, its Subsidiaries’, or the Seller’s possession or reasonable control, relating to the Company or its Subsidiaries, or any of their current or former businesses or properties (including any reports or documents relating to environmental conditions, liabilities or compliance matters).

3.17    Insurance Coverage.

(a)    Schedule 3.17(a)(i) contains an accurate listing of the third-party insurance policies maintained by, or for the benefit of, the Company and its Subsidiaries (excluding insurance coverage relating to employee benefits under Employee Benefit Program) as of the date hereof, all of which are in full force and effect. All premiums due and payable with respect to the policies maintained by, or for the benefit of, the Company or any of its Subsidiaries have been paid to date. As of the date hereof, there is no threatened termination of any such policies or arrangements. Except as set forth on Schedule 3.17(a)(ii), (i) as of the date hereof, there are no claims in excess of $100,000 pending under any insurance policies currently in effect and covering the property, business or employees of the Company or any of its Subsidiaries and (ii) there is no claim for more than $100,000 pending under any such policy made during the two (2) year period prior to the date of this Agreement that has been denied, rejected, disputed or refused coverage, in whole or in part (other than a customary reservation of rights notice). The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

(b)    A listing of all letters of credit, surety and fidelity bonds to which the Company or any Subsidiary is a party, as of the date hereof, is set forth on Schedule 3.17(b).

3.18    Permits; Health Care Licenses; Compliance with Laws.

(a)    Except as set forth on Schedule 3.18(a), (i) the Company and its Subsidiaries have all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges, in each case, which are issued by or under the authority of a Governmental Body (collectively, “Permits”), necessary to permit them to own their property and assets and to conduct their business as they are presently conducted and (ii) all such Permits are valid and in full force and effect. Each of the Company and its Subsidiaries is, and since January 1, 2018 has been, in material compliance with the terms of all such Permits.

(b)    Except as set forth on Schedule 3.18(b), all Health Care Licenses applicable to the Company or any of its Subsidiaries, or to the Health Care Products, to the extent necessary for the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted: (a) have been obtained, are in effect to the extent material to the business of the Company or any of its Subsidiaries, and, are set forth on Schedule 3.18(b); (b) are valid, unrestricted and in good standing in each jurisdiction in which such Health Care Licenses were issued or are operable; and (c) have not been subject to discipline, revocation or forfeiture by any Governmental Body. Except as disclosed on Schedule 3.18(b), neither the Company nor any of its Subsidiaries is party to any Order or Proceeding with respect to any of the Health Care Licenses or Permits. Neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other notice, of any action or Proceeding pending or recommended by any Governmental Body (or in the case of accreditation, the Accreditation Body) having jurisdiction over a Health Care License or Permit applicable to the Company, any of its Subsidiaries or any Health Care Products, to revoke, withdraw or suspend any such Health Care License or Permit. No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, Order or deficiency with respect to any Health Care License applicable to the Company, any of its Subsidiaries or the Health Care Products, to revoke, withdraw or suspend any such Health Care License. To the Company’s Knowledge, there are no restrictions placed upon the business, activities or services of the Company or any of its Subsidiaries under any Health Care Laws or otherwise except for such restrictions which are generally placed on similarly situated Persons conducting the same business, activities or services.

(c)    Except (i) for past violations for which the Company and its Subsidiaries are not subject to any current Losses and are not reasonably likely to become subject to any future Losses or (ii) as set forth in Schedule 3.18(c), since December 31, 2018, the Company and its Subsidiaries have operated and conducted their businesses in all material respects in accordance with all Health Care Laws, Laws and Orders applicable to the Company or any of its Subsidiaries and their businesses, property and assets, including any Health Care Products. Since December 31, 2018, none of the Company or any of its Subsidiaries has received written notice of any violation of any Law or Order applicable to the Company and its Subsidiaries, except for violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

3.19    No Brokers. Except as set forth on Schedule 3.19 (the fees of which shall be Company Transaction Expenses hereunder), neither the Company nor any of its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Buyer to pay any finder’s fees, brokerage or agent’s commissions in connection with the transactions contemplated by this Agreement.

3.20    Customers.

(a)    Schedule 3.20(a) sets forth a complete list of the twenty (20) largest customers of the Company and its Subsidiaries determined based on the aggregate amount paid to the Company and its Subsidiaries for services in the twelve (12) month period ended on December 31, 2020 and the six (6) months ended June 30, 2021 (each a “Significant Customer”), together with the amounts paid to the Company and its Subsidiaries by such Significant Customer for such period.

(b)    Except as set forth on Schedule 3.20(b), since January 1, 2020, no Significant Customer has (i) terminated (or communicated in writing an intention to terminate) its relationship with the Company or any of its Subsidiaries, (ii) ceased or substantially reduced, or communicated in writing an intention to cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (iii) sought, or is seeking, to reduce (or has communicated its intention to seek to reduce) the price it will pay for the services of the Company or its Subsidiaries.

3.21    Suppliers.

(a)    Schedule 3.21(a) sets forth a complete list of the fifteen (15) largest suppliers of the Company and its Subsidiaries determined on the aggregate amount paid by the Company and its Subsidiaries for goods or services in the twelve (12) month period ended December 31, 2020 and the six (6) months ended June 30, 2021 (each a “Significant Supplier”), together with the amounts paid by the Company and its Subsidiaries to such Significant Supplier for such period.

(b)    Except as set forth on Schedule 3.21(b), since January 1, 2020, no Significant Supplier has (i) terminated (or communicated in writing an intention to terminate) its relationship with the Company or any of its Subsidiaries, (ii) ceased or substantially reduced, or communicated in writing an intention to cease or substantially reduce, the provision of products or services provided by such Significant Supplier and used by the Company or its Subsidiaries or (iii) sought, or is seeking, to increase (or has communicated its intention to seek to increase) the price it will charge for the goods and services provided to the Company or its Subsidiaries.

3.22    Transactions with Affiliates. Except as set forth on Schedule 3.22 (and other than (i) organizational documents, (ii) employment or board service agreements, noncompetition and confidentiality agreements, equity compensation related documents and the payment of compensation and benefits and advancement of business expenses, in each case involving employees of the Company or directors in the ordinary course of business and (iii) agreements solely between or among the Company and its Subsidiaries) there are no loans, leases or other arrangements, Contracts or business relationships between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or the Seller, on the other. Neither Seller nor any Related Party of the Seller or the Company owns, directly or indirectly, or has any interest in any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of its business. Except as set forth on Schedule 3.22, no Related Party of the Seller or the Company or any of its Subsidiaries owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their businesses.

3.23    Unlawful Payments. Since January 1, 2018, neither the Company nor any of its Subsidiaries, nor any employee, officer, director of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any agent or third-party representative in the context of operating the Company’s or any of its Subsidiaries’ business or acting on behalf of the Company or any of its Subsidiaries, has corruptly offered or given anything of value to: (i) any official of a Governmental Body or political party, or any candidate for political office or (ii) any other Person while knowing that all or a portion of such money or thing of value would be used unlawfully or offered, given or promised, directly or indirectly, to any member of a Governmental Body or candidate for political office, in any of the foregoing cases in (i) and (ii), for the purpose of the following: (A) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (B) inducing such Person to use his or its influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (C) assisting the Company or its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person.

3.24    No Agency Action or Enforcement. Except as set forth on Schedule 3.24:

(a)    Since January 1, 2018, neither the Company nor any of its Subsidiaries have been, with respect to any Governmental Body or Third Party Payor, (i) to the Knowledge of the Company, the subject of any material audit, inquiry, investigation, inspection, survey or Proceeding; (ii) party to any consent decree, judgment, Order, corporate integrity program or settlement that (A) requires the payment of money by the Company or any of its Subsidiaries in excess of $100,000, (B) requires any recoupment of money from the Company or any of its Subsidiaries in excess of $100,000, or (C) requires or prohibits any activity by the Company or any of its Subsidiaries; or (iii) the recipient of a subpoena, civil investigative demand, or request for documents in the context of any material audit, inquiry, investigation, inspection, survey or Proceeding. There are not any outstanding deficiencies of any Third Party Payor or any Governmental Body having jurisdiction over the Company or any of its Subsidiaries.

(b)    Since January 1, 2018, neither the Company’s nor any of its Subsidiaries’ rights to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise materially adversely affected as a result of any Proceeding, investigation or action by any Governmental Body or Third Party Payor.

(c)    Since January 1, 2018, neither the Company nor any of its Subsidiaries have been subject to (i) any Proceeding to exclude or suspend a health care provider or any provider number from any Government Program or any Private Program, or (ii) any corporate integrity agreement, settlement agreement, or other comparable agreement or understanding with any Governmental Body.

(d)    Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice indicating that its qualification as a participating provider in any Government Program or Private Program may be terminated or withdrawn, nor does the Company have any Knowledge that such qualification is expected to be terminated or withdrawn.

(e)    Neither the Company nor any of its Subsidiaries has any reimbursement, overpayment or payment rate appeals, disputes, audits or contested positions pending before any Governmental Body or any Private Program outside of the ordinary course of adjudicating healthcare claims.

3.25    Billing Practices. Except as set forth on Schedule 3.25, since January 1, 2018, all reports, cost reports, billings, claims and other filings for services submitted by or on behalf of the Company or any of its Subsidiaries to any Governmental Body for any Government Program, or any Third Party Payor for any Private Program, have been submitted in compliance in all material respects with all applicable Laws and are accurate and complete in all material respects and the Company and its Subsidiaries have timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due to a Government Program or Third Party Payor.

3.26    Regulatory Compliance.

(a)    The Company and each of its Subsidiaries are qualified and have been qualified since January 1, 2018 as participating providers under the programs, including Government Programs and Private Programs in which they participates or have participated. The Company and each of its Subsidiaries have, to the extent required, current provider numbers and provider agreements for each Government Program or Private Program in which they participate. The Company and each of its Subsidiaries are in compliance and have been in compliance since January 1, 2018 with all requirements of each Government Program and each Private Program under which any of them is presently receiving payments or is eligible to receive payments, except where failure to comply has not resulted in, and would not reasonably be expected to result in, any material liability. Neither the Company nor any of its Subsidiaries has received any notice indicating that such qualification will be terminated or withdrawn. The Company and each of its Subsidiaries have filed all claims or other reports required to be filed with respect to the purchase of products or services by Third Party Payors in the ordinary course of business, except where the failure to file such claims and reports has not resulted in, and would not reasonably be expected to result in, any material liability, and all such claims or reports are complete and accurate in all material respects.

(b)    No employee, officer, agent, contractors, shareholder or member of the boards of directors of the Company or any of its Subsidiaries has been indicted on, convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or other Government Program related offense, or convicted of or charged with a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, including any such conviction or charge for an offense for which debarment is mandated or permitted by 21 U.S.C. § 335a. No employees, officers, agents, contractors, shareholders or members of the boards of directors (or similar governing body) of the Company or any of its Subsidiaries has been excluded or suspended from participation in Medicare or Medicaid, or other Government Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs or disqualified pursuant to 21 C.F.R. 312.70 or 812.119.

(c)    The Company, its Subsidiaries, and, to the Company’s Knowledge, its directors, officers, employees, and agents (while acting in such capacity), have not offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item, or service for which payment may be made in whole or in part under a plan or program that provides health care benefits.

(d)    Neither the Company nor any of its Subsidiaries provide any “designated health services” as defined under the Stark Laws.

(e)    Currently and at all times since January 1, 2018, or as set forth on Schedule 3.26(e), the Company and each of its Subsidiaries has established and maintains a compliance program that addresses and complies with applicable Health Care Laws and that reflects the material elements of an effective compliance programs for its type of business as set forth in guidance issued by the U.S. Department of Health and Human Services.

(f)    Except as set forth on Schedule 3.26(f), all Health Care Products have been researched, tested, stored, developed, labeled, manufactured, marketed, sold, distributed, prescribed, or used in compliance in all material respects with all Health Care Laws, to the extent applicable, including, without limitation, the FDA’s Quality System Regulation (21 C.F.R. part 820), and the respective counterparts thereof promulgated by a health care regulatory agency or Governmental Body in countries outside the United States.

(g)    Except as set forth on Schedule 3.26(g), there have been no recalls, field notifications, field corrections, removals, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Health Care Products (“Safety Notices”), and there are no facts that would be reasonably likely to result in a Safety Notice with respect to the Health Care Products, a change in labeling of any Health Care Products, or a termination or suspension of manufacturing, distribution, marketing, testing, prescribing, or use of any Health Care Products. No Health Care Product has been the subject of a seizure, injunction, consent decree, import or export prohibition, or similar action by the FDA or comparable health care regulatory agency or other Governmental Body.

3.27    Exclusivity of Representations. The representations and warranties made by Company in this Article III, Article IV and the Company Closing Certificate are the exclusive representations and warranties made by or concerning the Company and its Subsidiaries. Except as otherwise expressly set forth in this Article III, Article IV and the Company Closing Certificate, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to the business, operations, assets, Equity Interests, liabilities, condition (financial or otherwise) or prospects of the Company or any Subsidiary, it being understood that except for the representations set forth in this Article III, Article IV or the Company Closing Certificate, the assets and business of the Company are being acquired “as is, where is” on the Closing Date, and in their present condition. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any of its Subsidiaries.

ARTICLE IV

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that:

4.1    Existence; Good Standing. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has the limited liability company power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller and Seller has obtained all necessary limited liability company authorizations and approvals from its board of managers and members required in connection therewith, and no other limited liability company proceedings on Seller’s part are necessary to authorize such execution, delivery or performance. This Agreement and each of the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and each of the Transaction Documents by Buyer constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.2    Ownership. Seller is the sole record and beneficial owner of the Units, free and clear of any Liens (other than restrictions on transfers imposed by federal or state securities Laws or Liens that will be released pursuant to the Payoff Letters), and has the right, authority and power to sell, assign and transfer the Units to Buyer. Upon delivery to Buyer of certificates representing the Units at the Closing and Buyer’s payment of the Purchase Price, Buyer shall acquire good, valid and marketable title to the Units, free and clear of any Liens, other than restrictions on transfers imposed by federal or state securities Laws or Liens created by Buyer.

4.3    No Conflict; Consents.

(a)    Except as set forth on Schedule 4.3(a) and assuming the expiration or termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement and obtaining the consents and approvals (or making the notices and filings, as applicable) described on Schedule 3.4(b), the execution and delivery by Seller of this Agreement and the other Transaction Documents to be executed by it and the consummation by Seller of the transactions contemplated hereby or thereby and compliance by it with any of the provisions hereof or thereof, do not (i) violate, conflict with or result in a default under (whether after the giving of notice, lapse of time or both) or cause acceleration under, or give rise to a right of termination of, any contract or agreement to which Seller is a party or by which Seller’s assets are bound, (ii) conflict with, or result in any violation of, any provision of the certificate of formation, limited liability company agreement or other organizational documents or duly adopted resolutions of the Board of Managers or similar governing body of Seller, (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any Permit, any provision of any Law or Order applicable to Seller or any of Seller’s properties or assets, or (iv) result in the creation or imposition of a Lien (other than a Permitted Lien) on the Units or any of the properties or assets of Seller except, in the case of clauses (i) and (iv) of this Section 4.3(a), as would not, individually or in the aggregate, prohibit, materially impair or materially delay Seller’s ability to sell the Units to Buyer pursuant to the terms of this Agreement or to otherwise consummate the transactions contemplated hereby or reasonably be expected to result in a Company Material Adverse Effect.

(b)    Except for: (i) the filing of a pre-merger notification and report form by the Company and Buyer (or their respective ultimate parent companies) under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (ii) as set forth on Schedule 3.4(b), no notice to, declaration or filing with, or consent, authorization, waiver or approval of any Governmental Body is required as a result of the execution and delivery by Seller of this Agreement and the other Transaction Documents to be executed by it and the consummation by Seller of the transactions contemplated hereby or thereby, except for any such declaration, filing, consent, notice or approval the failure to make or obtain would not, individually or in the aggregate, prohibit, materially impair or materially delay Seller’s ability to sell the Units to Buyer pursuant to the terms of this Agreement or to otherwise consummate the transactions contemplated hereby or as otherwise would be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries.

4.4    Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller, or against the properties or assets of Seller, nor has Seller entered into or been subject to any judgment, consent decree, compliance Order or administrative Order, which, in each of the foregoing cases, would prohibit, materially impair or materially delay Seller’s ability to sell the Units to Buyer or to otherwise consummate the transactions contemplated by this Agreement and each Transaction Document. There is no Proceeding pending or, to the Knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the other Transaction Documents.

4.5    No Brokers. Except as set forth on Schedule 4.5 (the fees of which shall be Company Transaction Expenses hereunder), Seller has not entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of Seller or the Company or any Subsidiary thereof to pay any finder’s fees, brokerage or agent’s commissions in connection with the transactions contemplated by this Agreement.

4.6    Seller Holding Company. Except as set forth on Schedule 4.6, Seller (i) is a holding company and does not have any assets other than cash and the Units (as of the date hereof), (ii) does not have any assets that are used in the operation of the business of the Company or its Subsidiaries and (iii) has not engaged in any business activities or conducted any operations, in each case, other than in connection with its ownership of the Units, guarantees of Company Debt and issuances of incentive equity and rights under its Equity Incentive Plan effective as of January 31, 2014, as amended from time to time, and its obligations under this Agreement and the other Transaction Documents or activities incidental to its formation and the maintenance of its existence.

4.7    Exclusivity of Representations. The representations and warranties made by Seller in this Article IV and the Company Closing Certificate are the exclusive representations and warranties made by or concerning Seller. Except as otherwise expressly set forth in this Article IV and the Company Closing Certificate, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to Seller.

ARTICLE V

Representations and Warranties of Buyer and Parent

Buyer and Parent hereby represent and warrant to Seller and the Company that:

5.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted.

5.2    Authority. Buyer and Parent have all requisite limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Buyer or Parent, as applicable, is a party and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents to which Buyer or Parent, as applicable, is a party and the performance by Buyer and Parent of their respective obligations under this Agreement and each of the Transaction Documents to which Buyer or Parent, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or corporate action, as applicable, in respect thereof and no other limited liability company or corporate action on the part of Buyer or Parent is necessary to authorize the execution and delivery by Buyer or Parent of this Agreement and each of the Transaction Documents to which Buyer or Parent, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Buyer or Parent, as applicable, is or will be a party has been or will be duly executed and delivered by Buyer and Parent, and, assuming due and valid authorization, execution and delivery hereof or thereof by Seller and the Company or the other parties thereof, is a valid and binding obligation of Buyer and Parent enforceable against them in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

5.3    No Conflict; Consents. Except as set forth on Schedule 5.3, the execution and delivery by Buyer and Parent of this Agreement and the other Transactions Documents to be executed by them and the consummation by Buyer and Parent of the transactions contemplated hereby or thereby and compliance by them with any of the provisions hereof or thereof do not (i) violate, breach, conflict with or result in a default under (whether after the giving of notice, lapse of time or both) or cause acceleration under, or give rise to a right of termination of, any contract or agreement to which Buyer or Parent is a party or by which Buyer, Parent or any of their assets is bound, (ii) conflict with, or result in, any violation of, any provision of the organizational documents of Buyer or Parent or duly adopted resolutions of the Board of Managers, Board of Directors or similar governing body of Buyer or Parent, (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any Permit, provision of any Law or Order applicable to Buyer, Parent or any of Buyer’s or Parent’s properties or assets or (iv) require any notice to, declaration or filing with, or consent or approval of any Governmental Body, except for the filing of a pre-merger notification and report by Buyer or Parent under the HSR Act and the expiration or termination of applicable waiting periods thereunder, except in the case of clauses (i), (iii) and (iv) of this Section 5.3 as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

5.4    Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or Parent, nor is Buyer or Parent currently subject to any judgment, consent decree, compliance Order or administrative Order, which, in each of the foregoing cases, would prevent, materially impair or materially delay Buyer’s ability to consummate the transactions contemplated hereby.

5.5    Financing.

(a)    On the date hereof, Buyer has delivered to Seller a true, correct and complete copy of the debt commitment letter (the “Debt Commitment Letter”) pursuant to which the lenders party thereto have, subject to the terms thereof, committed to provide the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) (which may include up to $400,000,000 in bridge financing to be utilized in the event and to the extent the placement of high yield debt securities in a comparable amount (the “High-Yield Financing”) is not consummated). The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Buyer on the terms set forth therein.

(b)    As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect. As of the date hereof, and assuming due and valid execution by the other parties thereto, the Debt Commitment Letter represents a legal, valid, binding and enforceable obligation of Buyer and, to the Knowledge of the Buyer, each other party thereto, to provide the debt financing contemplated thereby (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), subject only to the satisfaction or waiver of the conditions therein in accordance with the terms thereof. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Debt Commitment Letter and, assuming the satisfaction of the conditions contained in Article IX, the Buyer has no reason to believe that Buyer will be unable to satisfy, on a timely basis, any term or condition of Closing to be satisfied by it contained in the Debt Commitment Letter, or that any portion of the debt financing contemplated thereby will be unavailable on the Closing Date. Any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement have been fully paid. The aggregate proceeds from the Debt Financing and/or any High-Yield Financing, together with cash on hand and other resources of Parent and Buyer, constitute all of the financing required by the Buyer to consummate the transactions under this Agreement and pay any related fees and expenses (the foregoing, the “Required Amount”).

5.6    Sufficiency of Funds. Parent and Buyer have sufficient cash on hand or from other sources to pay the Termination Fee. Assuming that the representations and warranties set forth in Articles III and IV are true and correct in all respects as of the Closing, immediately after giving effect to the transactions contemplated by this Agreement, (i) the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses.

5.7    Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, agent’s commissions, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon Contracts or arrangements made by or on behalf of Buyer, Parent or any of their Affiliates, except for any Person whose fees will be paid by Parent.

5.8    Investment; Buyer and Parent Holding Companies. Buyer is acquiring the Units for investment purposes only for its own respective account and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act. Buyer has been formed solely for the purpose of effecting the transactions contemplated by this Agreement and the other transactions contemplated by the Transaction Documents. Buyer is a holding company, has not engaged in any business activities or conducted any operations and does not have any liabilities or other obligations other than pursuant to this Agreement and the other Transaction Documents or those incidental to its formation and the maintenance of its existence.

5.9    Exclusivity of Representations. The representations and warranties made by the Buyer in this Article V and the Buyer Closing Certificate are the exclusive representations and warranties made by or concerning the Buyer. Except as otherwise expressly set forth in this Article V and the Buyer Closing Certificate, the Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to the business, operations, assets, Equity Interests, liabilities, condition (financial or otherwise) or prospects of the Buyer.

ARTICLE VI

Pre-Closing Covenants

6.1    Conduct of Business Prior to Closing.

(a)    Except as set forth on (1) Schedule 6.1 or (2) Schedule 1.1(b), as required by Law, as required by this Agreement or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Seller shall use its reasonable best efforts to, and shall cause the Company and each of its Subsidiaries to use reasonable best efforts to (i) carry on its business in the ordinary course of business consistent with past practice in all material respects, (ii) preserve substantially intact the business organization and assets of the Company and its Subsidiaries, and keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

(b)    Without limiting the generality of Section 6.1(a), except as set forth on (1) Schedule 6.1 or (2) Schedule 1.1(b), as required by Law, as required by this Agreement or as consented to in writing by Buyer, the Seller and the Company shall not, and shall cause the Company’s Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Buyer:

(i)    split, combine, recapitalize or reclassify any Units or other Equity Interests of the Company or its Subsidiaries;

(ii)    declare, set aside, make or pay any dividend or other distribution in respect of the Units or any other Equity Interests of the Company or any of its Subsidiaries (other than dividends or distributions made in cash prior to the Closing);

(iii)    authorize for issuance, issue, deliver, pledge, transfer, dispose of or sell or agree or commit to issue, deliver, pledge, transfer, dispose of or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Units or other Equity Interests of the Company or any of its Subsidiaries;

(iv)    redeem, purchase, repurchase, reclassify, combine, split or subdivide any Units or other Equity Interests of the Company or any of its Subsidiaries;

(v)    amend, change, supplement, modify or waive any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Company or any of its Subsidiaries;

(vi)    (A) create, incur, guarantee or assume any Company Debt, except for borrowings under the Company’s or any of its Subsidiaries’ revolving credit facilities in existence as of the date hereof in the ordinary course of business, the accrual of interest under existing Company Debt or Company Debt that will be satisfied in full at or prior to the Closing, (B) guarantee any indebtedness of another Person, (C) issue or sell any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (D) other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business or the extension of trade credit or credits to customers in the ordinary course of business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or other investment in, any other Person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries, or (E) mortgage, pledge or otherwise encumber any assets, or create or suffer any lien thereupon, except, in each case, in the ordinary course of business or pursuant to credit facilities in existence on the date hereof (or any extensions, renewals or refinancings thereof) or with respect to Permitted Liens;

(vii)    change accounting or auditing policies or procedures, except as required by GAAP;

(viii)    except as required by any Employee Benefit Program, (A) amend, increase the rates of compensation payable or to become payable or the benefits provided to any officer, director or executive level employee of the Company or any of its Subsidiaries, except (1) in accordance with the existing terms of Contracts entered into prior to the date of this Agreement or (2) annual increases in the ordinary course of business for employees who receive less than $100,000 in base compensation; (B) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Employee Benefit Program; (C) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Employee Benefit Program; or (D) grant or pay to any current or former employee of the Company or any of its Subsidiaries any bonus, incentive compensation, severance, change in control or termination pay, or make any modifications thereto or increases therein, except, in each case, to the extent the associated liability is included as a Company Transaction Expense;

(ix)    (A) terminate the employment or engagement of any management level employee or salaried employee with annual base compensation in excess of $75,000 of the Company or any of its Subsidiaries other than for cause or poor performance consistent with past practice or (B) hire or engage any individual who would be an employee or other service provider of the Company or any of its Subsidiaries, other than individuals who receive less than $100,000 in base compensation;

(x)    revoke or modify any material Tax election; commence, settle or compromise any Proceeding relating to material Taxes; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any validly obtained extension of the due date of a Tax Return); file any income or other material Tax Return other than on a basis consistent with past practice (or fail to pay any Tax liability shown to be due and payable on such Tax Return); or enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other Contract relating to material Taxes;

(xi)    amend or change the rates of compensation payable or to become payable to any officer, director or executive level employee of the Company or any of its Subsidiaries, except (A) in accordance with the existing terms of contracts entered into prior to the date of this Agreement or (B) annual increases in the ordinary course of business;

(xii)    sell, lease, transfer, assign, pledge or otherwise dispose of or encumber any material properties or material assets of the Company or any of its Subsidiaries, except for Permitted Liens, assignments and/or transfers of assets between the Company and wholly-owned Subsidiaries and sales of inventory and other goods and services in the ordinary course of business;

(xiii)    agree to enter into any merger, consolidation, recapitalization or other business combination or make any other acquisition of any business or Person;

(xiv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(xv)    except as specifically provided in this Agreement, amend or terminate (except in the event the term thereof ends) any Significant Contract, except for amendments, extensions or renewals of Significant Contracts in the ordinary course of business or with respect to Contracts representing less than $15,000 in recurring monthly revenue;

(xvi)    implement any employee layoffs that would require notice under the WARN Act;

(xvii)    authorize, or make any commitment with respect to, any unbudgeted capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

(xviii)    enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(xix)    enter into any Contract with any Governmental Body (other than customer contracts in the ordinary course of business);

(xx)    settle, pay, discharge or compromise, or agree to settle, pay, discharge or compromise, any claim, liability or Proceeding (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of civil litigation that involves monetary damages of less than $100,000 only where the settlement payment is paid prior to the Effective Time or is paid by any Person other than the Company and its Subsidiaries;

(xxi)    permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries unless replaced by comparable insurance with comparable coverage;

(xxii)    permit the lapse of any material right relating to Company Intellectual Property Assets or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(xxiii)    cancel, compromise, waive or release any material right or claim other than in the ordinary course of business;

(xxiv)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice; or

(xxv)    enter into any executory agreement, commitment or undertaking, whether in writing or otherwise, to do any of the activities prohibited by the foregoing provisions.

6.2    Access to Information. Without unreasonable disruption of the Company’s or its Subsidiaries’ businesses during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, give Buyer and its representatives reasonable access, upon reasonable notice and during times mutually convenient to Buyer and senior management of the Company and its Subsidiaries, to the facilities, properties (provided such access shall not permit Buyer, its Affiliates or their respective Representatives to conduct any environmental testing other than the performance of non-invasive or Phase I environmental and compliance audits), books and records of the Company and its Subsidiaries as from time to time may be reasonably requested. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to disclose (A) any information related to the sale process with respect to the Company and its Subsidiaries (or their business) or (B) any information if such disclosure would be reasonably likely to (a) jeopardize any attorney-client, work product or other legal privilege or (b) contravene any applicable Laws (it being understood and agreed that, in each case, the Company and its Subsidiaries will use their commercially reasonable efforts to provide alternative means of disclosing such information to the extent reasonably practicable).

6.3    Notices and Consents. If requested in writing by Buyer, promptly after such request, the Company will give applicable pre-Closing notices to third parties or Governmental Bodies and will use reasonable best efforts to promptly obtain any third-party consents, waivers or approvals required in connection with the consummation of the transactions contemplated by this Agreement; provided, that, nothing in this Agreement shall require any of Buyer, the Company or any of its Subsidiaries to expend any funds or incur any liability (other than reasonable legal costs and ordinary filing fees) or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any third party consent nor shall the Seller, the Company or any of its Subsidiaries agree to modify any such Contract to which such consent, waiver or approval may relate in any material respect without Buyer’s prior written consent. Reasonably promptly after the date hereof, the Company and Buyer shall work together in good faith with respect to the matters identified on Schedule 6.3(a) and the Company shall use commercially reasonable efforts to prepare the notices described on Schedule 6.3(a), to enable the Company to deliver such notices promptly following the Closing Date.

6.4    No Control of the Company’s Business. Nothing contained in this Agreement shall give Buyer or Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.

6.5    Financing Activities.

(a)    Buyer shall take, or use its commercially reasonable efforts to cause to be taken, all actions and to do, or use its commercially reasonable efforts to cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing and the Debt Commitment Letter, (ii) enter into definitive financing agreements with respect to the Debt Financing, in accordance with the terms set forth in the Debt Commitment Letter (taking into account any “market flex” provisions), so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date, and (iii) satisfy on a timely basis all conditions applicable to Buyer and under the control of Buyer in such definitive financing agreements and consummate the Debt Financing at or prior to the Closing in accordance with the terms of the Debt Commitment Letter; provided, that nothing herein shall require the Buyer, Parent or any of their respective Affiliates to commence, join, maintain or support any Proceeding against the Debt Financing Sources. Following the reasonable request therefor, Buyer shall promptly provide to Seller copies of material definitive documentation in respect of the Debt Financing and shall keep Seller informed on a reasonably current basis of its efforts to arrange and consummate the Debt Financing; provided, that the Buyer shall promptly notify Seller if (a) the Debt Commitment Letter or any definitive financing agreement entered into in replacement of all or a portion of the Debt Financing contemplated by the Debt Commitment Letter, as applicable, shall expire or be terminated, (b) for any reason, all or a portion of the Debt Financing under the Debt Commitment Letter becomes unavailable, (c) the Buyer receives notice or have Knowledge that any lender, financial institution, agent, arranger or institutional investor under the Debt Commitment Letter breaches, defaults or repudiates the Debt Commitment Letter, (d) Buyer receives of any written notice or other written communication from any of the Debt Financing Sources with respect to any termination or repudiation by any party to the Debt Commitment Letter and (e) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive documents related to the Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or any definitive agreement with respect thereto that could not reasonably be expected to result in a failure to obtain the Debt Financing or a delay in the Closing); provided, that in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Buyer shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege. Prior to the Closing, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, either of the Debt Commitment Letter or other documentation relating to the Debt Financing that (1) would reduce the aggregate amount of the Debt Financing, including by changing the amount of fees to be paid or original issue discount (other than any “market flex” provisions) from that contemplated in the Debt Commitment Letter, (2) would impose new or additional conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing as set forth in the Debt Commitment Letter in a manner adverse to the interests of Seller or the Company hereunder or in a manner that would reasonably be expected to prevent, impair or delay the availability of the Debt Financing at Closing or (3) could reasonably be expected to prevent, impair or delay the availability of the Debt Financing at Closing or adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement. Further, for the avoidance of doubt, if the Debt Financing (or any Alternative Financing) has not been obtained, Buyer shall continue to be obligated to consummate the transactions contemplated by this Agreement subject only to the satisfaction or waiver of the conditions set forth in Section 9.1 and Section 9.2 and to Buyer’s termination rights under Article XI, if applicable.

(b)    If any of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter or the Debt Commitment Letter (or any definitive financing agreement relating thereto) expires or is terminated (other than in accordance with their terms) prior to the Closing, for any reason, Buyer shall (i) promptly notify Seller of such unavailability, expiration or termination and the reasons therefor and (ii) use its commercially reasonable efforts promptly to arrange for alternative financing (the “Alternative Financing”) to replace the debt financing contemplated by such expired or terminated commitments or arrangements; provided, that in no event will the commercially reasonable efforts of the Buyer be deemed or construed to require the Buyer to (A) pay fees materially in excess of those contained in the Debt Commitment Letter (including the “market flex” provisions) or agree to “market flex” terms materially less favorable to the Buyer than the corresponding market flex terms contained in or contemplated by the Debt Commitment Letter or (B) enter into any Alternative Financing terms that are materially less favorable to Buyer than the terms contained in the Debt Commitment Letter on the date hereof (taken as a whole). The Alternative Financing (a) shall be sufficient to pay, when added with other cash on hand and available resources of Parent and Buyer, the Required Amount and (b) shall not impose new or additional conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing as set forth in the Debt Commitment Letter in a manner adverse to the interests of Seller or the Company hereunder or in a manner that would reasonably be expected to prevent, impair or delay the availability of the Debt Financing at Closing. If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing” and any reference to “Debt Commitment Letter” shall include the new financing commitment that provides for the relevant Alternative Financing.

(c)    The Company shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to provide and use commercially reasonable efforts to cause its and their respective officers, employees, and Representatives to use their commercially reasonable efforts to provide, at Buyer’s sole cost and expense, to Parent and Buyer all cooperation reasonably requested by Parent and Buyer and/or the Debt Financing Sources that is necessary, proper or advisable in connection with the Debt Financing or the High-Yield Financing to the extent customary in connection with the arrangement of financing similar to the Debt Financing, including:

(i)    the senior management team of the Company participating in a reasonable number of meetings and presentations on reasonable advance notice and at reasonable locations, and reasonably cooperating with the marketing efforts of Parent, Buyer and the Debt Financing Sources, including participation in a reasonable number of road shows and meetings with prospective lenders, investors and ratings agencies, in each case in connection with the Debt Financing;

(ii)    assisting with the preparation of customary materials for rating agency presentations, offering documents, bank information memoranda, business projections, lender and investor presentations and similar documents required in connection with the Debt Financing including information relating to the business, financial condition, results of operations, legal affairs and regulatory regime applicable to the Company, as well as information relating to risks associated with operation of its business;

(iii)    furnishing Parent, Buyer (including for filing with the Securities and Exchange Commission, if and to the extent required, and to be included in any offering memorandum related to the Financing) and the Debt Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Buyer to the extent customarily included in a bank information memorandum, private placement memorandum (including any offering memorandum) or lender presentations in connection with the arrangement of financing similar to the Debt Financing, including (A) the Financial Statements (which Buyer acknowledges have been made available prior to the date hereof) and, (B) unaudited consolidated balance sheets and related income statement and statements of cash flows of the Company for each subsequent interim quarterly period (other than the final quarter of any fiscal year) ended at least forty-five (45) days prior to the Closing Date (and the corresponding period for the prior fiscal year), (provided, that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, executive compensation disclosure required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum);

(iv)    (a) using commercially reasonable efforts to cause Grant Thornton LLP to deliver accountants’ comfort letters with respect to the Audited Financial Statements and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, in each case as is customary for an offering of high yield debt securities under Rule 144A and (b) if Grant Thornton LLP shall have withdrawn its audit opinion with respect to any of the Audited Financial Statements, furnishing Buyer, Parent and the Debt Financing Sources with new unqualified audit opinions with respect to such financial statements by Grant Thornton LLP or another nationally recognized independent public accounting firm;

(v)    reasonably facilitating the pledge of collateral, reasonably cooperating with Buyer’s legal counsel in preparation of financing agreement disclosure schedules and perfection certificates, reasonably cooperating with Buyer’s diligence requests in connection with preparation of legal opinions, in each case in connection with the Debt Financing;

(vi)    providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and investors (subject to reasonable confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version does not contain information that is not material with respect to the Company or its securities for purposes of United States federal and state securities laws;

(vii)    to the extent requested in writing at least three (3) Business Days prior to the Closing Date, furnishing to Parent and Buyer, for distribution to the Debt Financing Sources, information reasonably required by any Debt Financing Source for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the “Beneficial Ownership Regulation”;

(viii)    cooperating reasonably with the due diligence of the Debt Financing Sources or any underwriters of any other financing of Parent or Buyer in connection with the Debt Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Company, including providing customary and reasonable information relating to (and participating in) due diligence sessions covering, the business, financial condition, results of operations, legal affairs and regulatory regime applicable to the Company, as well as information relating to risks associated with operation of its business;

(ix)    if (A) (1) any of the financial statements in the Audited Financial Statements shall have been restated or (2) the Company, any governing body of the Company or Grant Thornton LLP shall have determined that a restatement of any such financial statements is required and (B) the Company or Grant Thornton LLP, as applicable, has not subsequently determined and confirmed in writing to Buyer that no restatement shall be required in accordance with GAAP, furnishing Buyer and the Debt Financing Sources with such restated financial statements; and

provided, however, that (a) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the ongoing operations of the Seller, and the Company and its Subsidiaries and (b) neither the Seller, the Company nor any Subsidiary of the Company shall be required to (i) pay any commitment or other similar fee or incur any other cost or expense that is not promptly reimbursed by Parent or Buyer in connection with the Debt Financing or the High-Yield Financing or (ii) grant any security interest or adopt any resolutions approving or otherwise approve the agreements, documents or instruments pursuant to which the Debt Financing or the High-Yield Financing is made, before the consummation of the Closing. The Parent or Buyer shall, promptly upon request by the Seller or the Company, reimburse the Seller and/or the Company for all reasonable and documented out of pocket costs incurred by the Seller, the Company or any of its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Seller, the Company, its Subsidiaries and their respective Representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the High-Yield Financing and any information utilized in connection therewith (including information provided by the Seller, the Company or any of its Subsidiaries).

(d)    Notwithstanding anything to the contrary, the condition set forth in Section 9.2(b) of this Agreement, as it applies to the obligations of the Company and Seller under this Section 6.5 and Section 6.2, shall be deemed satisfied unless (x) the Buyer has not obtained the Debt Financing or alternative financing on the terms set forth in the Debt Commitment Letter and (y) the Company’s material and willful breach of its obligations under this Section 6.5 and Section 6.2 (after notice and opportunity to cure) was the proximate cause of the failure of the Buyer to obtain the Debt Financing on the terms set forth in the Debt Commitment Letter.

(e)    Buyer’s obligation to consummate the transactions contemplated by this Agreement is not contingent on Buyer’s ability to obtain any financing, whether pursuant to the Debt Commitment Letter or otherwise.

6.6    Termination of Related Party Agreements. On or prior to the Closing, except as otherwise directed by Parent prior to the Closing, the Company and the Seller shall take all actions as may be necessary to cause each Contract set forth on Schedule 6.6 to be terminated in its entirety effective as of, or prior to, the Closing with no further amount or obligation being owed by the Company or any of its Affiliates thereunder. If Seller, Buyer, the Company or any of their respective Affiliates discovers any Contract between the Company and its Subsidiaries, on the one hand, and Pamlico Capital, its affiliated investment funds or their controlled portfolio companies, on the other hand, after the Closing, Seller shall, and shall cause and take all actions as may be necessary to cause each such Contract to be terminated in its entirety effective as of, or prior to, the Closing with no further amount or obligation being owed by the Company, its Subsidiaries, the Buyer or any of its Affiliates. In any event, the parties agree that all such Contracts shall be deemed terminated, effective upon the Closing, without any further action, shall be of no force and effect after the Closing and all obligations and liabilities thereunder shall be deemed to have been satisfied and terminated as of the Closing. The Company and each of its Subsidiaries shall take all actions as may be necessary or advisable to settle and eliminate all accounts, arrangements, obligations or balances between the Company and its Subsidiaries, on the one hand, and any Related Party of the Company or its Subsidiaries or the Seller (excluding the Company or any of its Subsidiaries), on the other hand, effective as of the Closing, and, in any event, the parties agree that all such accounts, arrangements, obligations or balances shall be deemed settled and eliminated, effective upon the Closing, without any further action, and all obligations and liabilities related thereto shall be deemed to have been satisfied as of the Closing. Notwithstanding the foregoing, in no event shall any of the following be required to be terminated, settled or eliminated in accordance with this Section 6.6: (i) this Agreement or any Transaction Document; or (ii) any contracts or liabilities relating to employment relationships with Company Employees.

6.7    Section 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than five (5) Business Days prior to the Closing Date, request that each such “disqualified individual” agree to a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two (2) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the holder of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than two (2) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Buyer for its review and comment and shall give due consideration to any changes thereto that are reasonably requested in good faith by Buyer. No later than two (2) Business Days prior to soliciting the waivers, the Company shall provide Buyer with the calculations and related documentation used by the Company to determine whether and to what extent the vote described in this Section 6.7 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or whether the vote did not pass and the Waived 280G Benefits will not be paid or retained.

6.8    401(k) Plan Termination. The Company shall (or shall cause the applicable plan sponsor to), at least one day prior to the Closing Date, (i) adopt written resolutions (or take other necessary and appropriate action(s)) to terminate any Employee Benefit Program that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans on behalf of Company Employees for all periods of service prior to the Closing Date, and (iii) 100% vest all participants under the 401(k) Plans. The actions described in the preceding sentence shall be effective no later than the day preceding the Closing Date but may be contingent upon the completion of the Closing.

ARTICLE VII

Additional Agreements

7.1    Confidentiality.

(a)    The terms of the Non-Disclosure Agreement relating to obligations with respect to confidential information (including the non-use provisions thereof) and non-solicitation are hereby incorporated herein by reference and such terms shall continue in full force and effect until the Closing, or, in the event of the termination of this Agreement in accordance with its terms, in accordance with the terms of the Non-Disclosure Agreement. All non-public information provided by Seller, Company and/or its Subsidiaries or their Affiliates and representatives to Buyer or any of their representatives or Affiliates in connection with or pursuant to the terms of this Agreement that would otherwise be considered “Information” under the Non-Disclosure Agreement shall be deemed received under, and subject to, the Non-Disclosure Agreement (including the confidentiality and non-use provisions thereof).

(b)    For a period of five (5) years following the Closing Date, Seller shall not, and Seller shall cause its controlled Affiliates and shall direct its Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Information; provided, that Seller or its Affiliates may furnish such portion (and only such portion) of the Information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body; (ii) to the extent permitted and not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises its commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Information. For purposes of this Agreement, “Information” includes any information or data relating to the Transaction Documents and the other transactions contemplated hereby or otherwise provided by the Buyer in connection with the transactions contemplated hereby and shall otherwise have the meaning set forth in the Non-Disclosure Agreement. Notwithstanding anything to the contrary herein, the term “Affiliate” as applied to Seller in this Section 7.1(b) shall not include, any direct or indirect portfolio companies of investment funds advised or managed by Pamlico Capital or its affiliated investment funds or management companies.

7.2    Regulatory Authorizations and Consents. The Parties hereto shall (and Buyer shall cause its “ultimate parent entity” to) use commercially reasonable efforts to take all actions, and shall use commercially reasonable efforts to cooperate fully with each other, to obtain any consents and approvals (or waivers thereof) of, and make all notices and filings with, each Governmental Body required to permit the consummation of the transactions contemplated by this Agreement or otherwise required for the satisfaction of the conditions set forth in Section 9.1(a) and Section 9.1(b). Without limiting the generality of the foregoing sentence, each Party hereto agrees (and Buyer shall cause its “ultimate parent entity”) to file or cause to be filed, as promptly as practicable but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, the filings required of it or any of its Affiliates under the Antitrust Laws with respect to the transactions contemplated by this Agreement (including a Pre-Merger Notification and Report Form under the HSR Act). Each Party hereto (and Buyer shall cause its “ultimate parent entity”) to use commercially reasonable efforts to supply promptly any additional documents, information and documentary material that may be requested the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Body having jurisdiction pursuant to applicable Antitrust Laws in connection with the filings made pursuant thereto in connection with the transactions contemplated by this Agreement. The Parties shall (and Buyer shall cause its “ultimate parent entity” to) reasonably cooperate in the preparation and prosecution of such application, filing and provision of other information and, except to the extent prohibited by Law, permit the other to review and comment on such application or other filing prior to its submission and shall make such revisions thereto as the other may reasonably request. Parent, Buyer, Seller and the Company shall not (and each shall cause their respective “ultimate parent entity” not to) extend any waiting period or comparable period or withdraw its Pre-Merger Notification and Report Form under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. Except to the extent prohibited by Law, each of the Parties shall (i) give the other Parties prompt notice of the commencement of any antitrust Proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other Party informed as to the status of any such Proceeding and (iii) promptly inform the other Party of any material communication to or from any Governmental Body regarding the transactions contemplated by this Agreement. Buyer shall pay the filing fees for the Pre-Merger Notification and Report Form under the HSR Act. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require the Buyer or Parent to take or agree or commit to undertake, and neither Seller nor the Company nor any of the Company’s Subsidiaries shall take or agree or commit to undertake, any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Seller, the Company or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Units.

7.3    Press Releases. The Parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, except that any such disclosure shall not contain any financial terms related to the transactions contemplated hereby; provided, however, that a Party may, without the prior consent of the other Parties hereto, issue or cause the publication of any such press release, public announcement or disclosure to the extent that such Party reasonably determines such action to be required by Law, in which event such Party will use its commercially reasonable efforts, to the extent practicable and not prohibited by applicable Law, to allow the other Parties hereto reasonable time to comment on (or block or otherwise seek a protective order or other appropriate remedy regarding) such press release, public announcement or disclosure in advance of its issuance and such press release, public announcement or disclosure will only contain such information that the disclosing party was required by Law to disclose. Notwithstanding the foregoing, (a) the foregoing restriction shall not apply to Parent or Buyer after the Closing, (b) upon the Closing, the Parties hereto shall release a mutually agreed upon joint press release with respect to this Agreement and the transactions contemplated by this Agreement (or, in lieu thereof, separate press releases which have been approved in writing (including by email) by each Party), (c) the Parties may make any other press release or other public announcement concerning this Agreement and the transactions contemplated hereby to the extent that such release or announcement contains solely information previously publicly disclosed in accordance with this Section 7.3, (d) nothing in this Section 7.3 shall prohibit Seller, Buyer, or their respective Affiliates from disclosing to their respective current, former or prospective limited partners, investors and partners and their representatives the terms of the transactions contemplated hereby, provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation, (e) Buyer, Seller and their respective Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with their respective fund raising, marketing, informational or reporting activities, (f) the Parties may make disclosures to their respective Representatives as necessary to assist such Party in exercising its rights or satisfying and performing its covenants and obligations under this Agreement, provided that the provisions of this Section 7.3 shall apply to such Representatives and the Party disclosing such information thereto shall notify them of the provisions of this Section 7.3 and shall be responsible for any breach of the provisions hereof by them, (g) the foregoing shall not restrict or prohibit the Company or its Subsidiaries from, following consultation with Buyer, making any announcement to its employees, equityholders, customers and other business relations to the extent consistent with information already made publicly available (except as a result of a breach of this Section 7.3), and (h) the foregoing shall not restrict or prohibit the Buyer or Parent from making any disclosure required under applicable securities Laws.

7.4    Officers’ and Directors’ Indemnification. At or prior to the Closing, the Company shall purchase and pay in full all premiums relating to an extended reporting period endorsement (“run-off” policy) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries’ directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). The cost of such policy shall be a Company Transaction Expense. For a period of six (6) years after the Effective Time (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six (6) year anniversary of the Effective Time), unless otherwise required by applicable Law, Buyer shall not, and shall cause the Company and each Subsidiary not to, amend, repeal or modify any provision in the Company’s or its Subsidiaries’ respective certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents) relating to indemnification, exculpation or advancement of expenses of present and former directors, managers, officers or employees of the Company or any of its Subsidiaries or their respective predecessors (collectively, the “D&O Indemnified Parties”), in and to the extent of their capacities as such and not as equityholders, in any manner that would result in such provisions being less favorable to the D&O Indemnified Parties as in effect on the date hereof; provided, however, that any claims arising out of Fraud in connection with this Agreement or the transactions contemplated hereby shall not be subject to such rights regarding indemnification, exculpation or advancement of expenses, and the Buyer shall be entitled to cause the Company to amend the organizational documents of the Company and its Subsidiaries accordingly.

7.5    Exclusivity. During the Pre-Closing Period, the Company and Seller shall not, and shall cause their respective subsidiaries and Affiliates and each of their officers, directors, employees, partners, members, managers, agents and other representatives (“Representatives”) not to, directly or indirectly, (a) provide any information to, (b) initiate or continue or otherwise participate in discussions with, (c) execute or authorize the execution of any agreement or letter of intent or similar preliminary agreement with or (d) engage in, solicit, communicate in connection with, knowingly facilitate or knowingly encourage any inquiry or the making of any proposal or offer relating to an Acquisition Proposal (as defined below) from any third-party (other than Buyer and its representatives), either agent or principal, concerning (i) a possible direct or indirect sale of the stock or Equity Interests of the Company or its Subsidiaries, (ii) a possible sale or other transfer of more than 5% of the Company’s assets (including those of its Subsidiaries), (iii) a possible merger, acquisition, recapitalization, restructuring, joint venture or other business combination involving the Company or its Subsidiaries, or (iv) any other similar transaction or any other transaction that would reasonably be expected to delay, interfere with or restrict the ability of Seller and the Company to consummate the transactions contemplated hereby (any transaction described in the foregoing clauses (i) - (iv), an “Acquisition Proposal”). Subject to any restrictions contained in an existing confidentiality agreement with any third party, the Company will promptly (and, in any event, within 24 hours) inform Buyer in writing of any proposal involving an Acquisition Proposal (whether such proposal is written or not) received by the Seller, including a summary of the material terms of such proposal and the identity of the party or parties making such Acquisition Proposal; provided, that in the event disclosure pursuant to the foregoing is restricted due to an existing confidentiality agreement, the Company will promptly (and, in any event, within 24 hours) deliver a redacted copy of such Acquisition Proposal and provide as fulsome a disclosure as possible to the extent providing such information, in each case, would not, in the opinion of outside legal counsel, otherwise breach the terms of such confidentiality agreement. The Seller shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer. Promptly after the date hereof (and, in any event, within four (4) Business Days following the date hereof) the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal within eighteen (18) months prior to the date hereof promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, unless such request had been made by or on behalf of the Company prior to the execution and delivery of this Agreement and no information was provided by or on behalf of the Company to such Person or its Representatives following such request, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives.

7.6    Employee Matters.

(a)    Subject to any limitations or requirements imposed by Law, for the twelve (12) months immediately following the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries to, provide to those individuals who were employed by the Company or any of its Subsidiaries immediately prior to the Closing Date (the “Company Employees”) with (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such Company Employee immediately prior to the Closing Date, (ii) total cash incentive compensation opportunities that, on an individual-by-individual basis, are no less favorable than the total cash incentive compensation opportunities provided to similarly situated employees of Buyer and its Affiliates, and (iii) employee benefits (other than equity-based compensation or severance) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Buyer and its Affiliates.

(b)    Following the Closing, Buyer shall, or shall cause its Affiliates and the Company and its Subsidiaries to, use commercially reasonable efforts to cause any employee benefit plans covering any of the Company Employees following the Closing Date (collectively, the “Post-Closing Plans”) to, (i) except to the extent such service credit would result in a duplication of benefits for the same period of service, recognize the service of each Company Employee with the Company and its Subsidiaries prior to the Closing Date for all purposes, including, without limitation, eligibility to participate, vesting and benefit accrual, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations (other than benefit accrual under any defined benefit pension plan and for purposes of any equity, equity-based or incentive compensation), (ii) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Company Employees and their dependents and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to Company Employees or their dependents following the Closing.

(c)    Nothing in this Section 7.6 shall prohibit Buyer, the Company or their respective Affiliates and subsidiaries from amending, modifying or terminating any Employee Benefit Program or other employee benefit plan, including a Post-Closing Plan, pursuant to, and in accordance with, the terms thereof. Nothing contained in this Section 7.6 shall be construed as requiring the continued employment or engagement of any employee or other service provider after the Closing Date. Nothing in this Section 7.6 shall (i) create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under this Section 7.6 or (ii) be deemed an amendment or modification of, or waiver under, any Employee Benefit Program. Nothing in this Agreement shall be deemed to require duplicate benefits to be paid or provided to or with respect to any employee under any Employee Benefit Program for the same period of service.

7.7    Releases.

(a)    Seller Release. Effective as of the Closing, the Seller, on its own behalf and on behalf of the Seller’s past, present and future equity holders, controlled Affiliates, employees and their respective successors and assigns claiming by or through the Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company, Parent, Buyer and their respective past, present and future directors, managers, members, equity holders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, Representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Proceedings, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out of, relating to, against or in any way connected with the Company or any of its Subsidiaries, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date in respect of its ownership of the Units, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, that the foregoing release does not extend to, include or restrict or limit in any way, and the Seller hereby reserves the Seller’s and its applicable Affiliate’s rights, if any, to pursue any and all claims, actions or rights that Seller or such Affiliate may now or in the future have solely on account of rights under (a) this Agreement, the Non-Disclosure Agreement or any other documents entered into in connection herewith or (b) any applicable liability insurance policy covering the directors, officers and/or similar functionaries of the Seller or any Subsidiary of the Seller or in respect of any right to indemnification or advancement of expenses pursuant to any of the organizational documents of the Seller or any Subsidiary of the Seller.

(b)    Buyer Release. Effective as of the Closing, Buyer, on its own behalf and on behalf of Buyer’s past, present and future equity holders, controlled Affiliates, employees and their respective successors and assigns claiming by or through Buyer, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Seller and its past, present and future directors, managers, members, equity holders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, Representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Proceedings, causes of action, suits, arbitrations, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out of, relating to, against or in any way connected with the Company or any of its Subsidiaries, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date in respect of Seller’s ownership of the Units, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, that the foregoing release does not extend to, include or restrict or limit in any way, and Buyer and Parent hereby reserve Buyer’s and Parent’s and their applicable Affiliates’ rights, if any, to pursue any and all claims, actions or rights that Buyer, Parent or their applicable Affiliates may now or in the future have solely on account of rights of Buyer, Parent, or their applicable Affiliates under this Agreement or any other documents entered into in connection herewith or in respect of Fraud.

7.8    Documents and Information. For a period of six (6) years from and after the Closing, Buyer will cause the Company and its Subsidiaries to, provide the Seller and its authorized Representatives with reasonable access (including examining and copying on a confidential basis), during normal business hours, upon reasonable advance written notice and in such a manner so as to not unreasonably interfere with the normal operations of the business, to the accounting, tax and financial books and records of the Company and its Subsidiaries solely with respect to periods or occurrences prior to the Closing Date and solely to the extent reasonably necessary in connection with any governmental filing or audit of the Seller or any customary financial reporting obligations of the Seller. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to disclose any information pursuant to this Section 7.8 (a) if such disclosure would be reasonably likely to (i) jeopardize any attorney-client, work product or other legal privilege or (ii) contravene any applicable Laws or (b) at any time at which there is any Proceeding or dispute between the Buyer and its Affiliates and Subsidiaries, on the one hand, and the Seller and its Affiliates and equityholders, on the other hand, to the extent such information reasonably relates to such Proceeding. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Company or its Subsidiaries to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any material books and records of the Company and its Subsidiaries relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records.

7.9    Contact with Employees, Customers and Suppliers. During the Pre-Closing Period, Buyer and Parent shall not (and shall not permit any of their employees, agents or representatives to), contact any employee (excluding any Specified Officer), supplier or customer of the Company or any of its Subsidiaries regarding the transactions contemplated hereby unless approved in writing (including by email) in advance by Seller; provided, that nothing in this Section 7.9 shall prohibit Buyer or Parent from making ordinary course contacts not related to the transactions contemplated hereby or from contacting the Specified Officers (and any other employee of the Company and its Subsidiaries with the consent of the Specified Officers, not to be unreasonably withheld, conditioned or delayed) regarding post-closing integration or transitional matters.

7.10    Further Assurances. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Article XI, the Parties shall act in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions specified in Article IX to be satisfied and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof, subject to the terms of this Agreement.

7.11    Mortgage Payoff. Prior to the Closing Date, the Company shall use reasonable best efforts obtain payoff documentation with respect to the Company Debt under that certain Mortgage, dated August 30, 2019, between Valued Relationships, Inc. and LCNB National Bank, with respect to 1400 Commerce Center Drive, Franklin, Ohio 45005 (the “Mortgage”), including requesting that LCNB National Bank prepare or approve appropriate lien release documentation for filing upon receipt of the applicable payoff amount.

7.12    Name Change. Promptly following the Closing and in any event no later than ninety (90) days after Closing, Seller shall undertake and promptly pursue all necessary action to change its respective business and corporate name to a new name bearing no resemblance to its present name or the names of the Company or the Subsidiaries and which shall, for the avoidance of doubt, not contain the phrase “VRI”, “Valued Relationships” or any other trade name, trade mark or service mark included in the Company Intellectual Property Assets or any other trade name, trade mark or service mark confusingly similar thereto, and neither Seller nor any Affiliate thereof shall use any such names or any variation thereof, including any names confusingly similar thereto, in any manner from and after the Closing.

ARTICLE VIII

Tax Matters

8.1    Tax Matters. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters:

(a)    Transfer Taxes. Buyer and Seller shall each pay 50% of the sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or similar transfer Taxes (collectively, “Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement and Company and Buyer shall jointly file all required change of ownership and similar statements.

(b)    Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, Buyer shall cause the Company and each of its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted, taking into account the transactions contemplated hereby and any desired integration activities.

(c)    Sections 336 and 338 of the Code. No party to this Agreement shall make an election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(d)    Straddle Periods. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, (i) the amount of any Taxes based on or measured by income, payroll, transactions, or receipts of the Company and its Subsidiaries for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or disregarded entity shall be deemed to terminate at such time), and (ii) the amount of other Taxes not described in clause (i) of the Company and its Subsidiaries for the portion of such Straddle Period that ends on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)    Cooperation on Tax Matters. Following the Closing, the Buyer and the Company, on the one hand, and the Seller, on the other hand, and their respective Affiliates shall cooperate, at the requesting party’s cost, in the preparation of all Tax Returns for any Tax periods and the conduct of any Tax Proceeding. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within Buyer’s or the Company’s possession requested by Seller as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include making employees and Representatives available for discussion of such Tax matters and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company or any Subsidiary (including in regard to any Tax Proceeding), and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the Buyer or any of its Subsidiaries may possess.

(f)    No Intermediary Transaction Tax Shelter. The Buyer shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

ARTICLE IX

Conditions to the Closing

9.1    Conditions to the Obligations of Each Party to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated by this Agreement to occur at the Closing are subject to the fulfillment, waiver by or consent in writing of the other Parties in their sole discretion at or prior to the Closing Date, of each of the following conditions:

(a)    Competition Approvals. Any waiting periods or approvals with respect to the transactions contemplated by this Agreement under the HSR Act to consummate the transactions contemplated hereby shall have expired, been terminated or been obtained.

(b)    No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other Order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction nor any Law, statute, rule, regulation or executive order promulgated or enacted by any Governmental Body of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated hereby.

9.2    Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated under this Agreement to occur at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by Buyer in its sole discretion in writing at or prior to the Closing:

(a)    Seller and Company Representations and Warranties.

(i)    The representations and warranties of the Company and Seller set forth in Article III and Article IV (other than the Fundamental Representations and the representation in Section 3.8(b)) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, as if made at and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to Qualifications contained therein, in each case, except to the extent such failure of the representations and warranties to be true and correct did not constitute a Company Material Adverse Effect.

(ii)    The Fundamental Representations and the representation in Section 3.8(b) shall be true and correct in all respects, in each case, as of the date hereof and at and as of the Closing Date, as if made at and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), giving effect to any Qualifications contained therein.

(b)    Performance and Obligations of Seller and the Company. Subject to Schedule 9.2(b), Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)    Officer’s Certificate. Buyer shall have received a certificate (the “Company Closing Certificate”) executed and delivered by an officer of each of Seller and the Company, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.2(a) 9.2(b) and 9.2(d) have been satisfied.

(d)    No MAE. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(e)    Other Deliveries; Transaction Documents. The Seller and the Company shall have delivered each of the documents, and taken each of the actions, that they are required to deliver or take pursuant to Section 2.4(b).

9.3    Additional Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to effect the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by Seller in its sole discretion (on its behalf and on behalf of the Company) in writing at or prior to the Closing:

(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Article V, (other than those contained in Section 5.2 (Authority)) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date, as if made at and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of the representations and warranties to be true and correct did not constitute a Buyer Material Adverse Effect. The representations and warranties of Buyer set forth in Section 5.2 (Authority) that are Qualified shall be true and correct in all respects and any representations and warranties set forth therein that are not Qualified shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)    Performance of Obligations of Buyer and Parent. Buyer and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)    Officer’s Certificate. Seller shall have received a certificate executed and delivered by an officer of Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

(d)    Other Deliveries; Transaction Documents. Buyer and Parent shall have delivered each of the documents, and taken each of the actions, that they are required to deliver or take pursuant to Section 2.4(b).

ARTICLE X

Survival

10.1    Survival. Notwithstanding any applicable statute of limitations, which the parties hereto intend to limit and modify as set forth in this Section 10.1, (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall, in each case, terminate effective as of the earlier of the Closing or the termination of this Agreement, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, (b) each covenant or agreement of any Party to the extent required to be performed prior to the Closing shall survive the Closing for a period of ninety (90) days after the Closing, (c) the covenants in this Agreement to be performed at or following the Closing shall survive the Closing in accordance with their respective terms and (d) this Article X and Article XII shall survive the Closing or termination of this Agreement indefinitely. From and after the Closing, the aggregate liability of the Seller pursuant to clause (b) of the previous sentence shall not exceed $4,000,000 in the aggregate.

10.2    Provider Relief Funds. After the Closing, Buyer shall promptly be reimbursed by wire transfer of immediately available funds solely from the Special Escrow Account for any amounts of cash that are required to be returned or repaid to any Governmental Body in respect of Provider Relief Funds actually received by the Company prior to the Closing. Seller agrees, upon written demand from Parent and Buyer, to take all action reasonably necessary to cause such amounts to be distributed from the Special Escrow Account to Buyer in accordance with Section 10.3. Buyer agrees to cause the Company to use commercially reasonable efforts to apply for forgiveness for an obligation to repay the Provider Relief Funds to applicable Governmental Bodies.

10.3    Special Escrow Release. Within three (3) Business Days after the eighteen (18)-month anniversary of the Closing Date, Buyer and the Seller shall jointly instruct the Escrow Agent to release to the Seller any remaining portion of the Special Escrow Amount, if any, less any portion of the Special Escrow Amount for which a Buyer has submitted a notice of claim for reimbursement pursuant to Section 10.2 on or prior to the eighteen (18)-month anniversary of the Closing Date. Within three (3) Business Days after receipt by Buyer or the Company of written evidence from the applicable Governmental Body that all or any portion of the Provider Relief Funds have been forgiven or that the Company and its Subsidiaries are not obligated to repay such amounts, Buyer and the Seller shall jointly instruct the Escrow Agent to release to the Seller a corresponding portion of the Special Escrow Amount. The Special Escrow Funds shall be used solely to satisfy any obligations of Seller under Section 10.2.

10.4    No Other Representations; Acknowledgement by the Parent Parties.

(a)    Each of Buyer and Parent acknowledge and agree that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. Buyer and Parent have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries.

(b)    Buyer and Parent acknowledge that, except for the representations and warranties contained in Article III, Article IV and the Company Closing Certificate, none of the Company, Seller, any Subsidiary or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty (including in any information, document, or material made available to Buyer, Parent or their counsel or other representatives in Buyer’s or Parent’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations), as to the accuracy or completeness of any information regarding Seller, the Company, any Subsidiary, the business of the Company or any of its Subsidiaries, the condition, value or quality of the Units or businesses or assets of any of Seller, the Company or any of the Subsidiaries, or the merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, the absence of any defects therein (whether latent or patent) or otherwise, all of which being expressly disclaimed by Seller and the Company. Buyer and Parent further agree that neither Seller nor any other Person shall have or be subject to any liability to Buyer or Parent resulting from the distribution to Buyer or Parent, or Buyer’s or Parent’s use, of any information, including any information, document or material made available or provided to Buyer or Parent in certain “data rooms,” management presentations, offering or information memoranda or any other form in expectation of the transactions contemplated hereby, except with respect to the representations and warranties contained in Article III, Article IV and the Company Closing Certificate.

(c)    Without limiting the foregoing, Buyer and Parent each acknowledge and agree that, in connection with Buyer’s and Parent’s investigation of the Company, its Subsidiaries and their business, Buyer and Parent have received from or on behalf of the Company and/or Seller certain projections, including projected statements of operating revenues and income from operations of their business, projected capital expenditures and certain business plan information for such fiscal years. Buyer and Parent each acknowledge and agree for themselves and the Buyer Related Parties that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that Buyer and Parent are familiar with such uncertainties.

(d)    The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale of the Units and the related transactions exclusively in contract pursuant to the express terms and provisions of this Agreement. Each Party bargained for the remedies and their limited nature stated in this Agreement, took them into account in negotiating the Base Consideration and Purchase Price and the representations and warranties stated in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit Buyer’s or Parent’s remedies in respect of Fraud.

ARTICLE XI

Termination

11.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual written consent of Buyer and Seller;

(b)    by Seller or Buyer, by written notice to the other, if the Closing shall not have occurred on or before 5:30 p.m. (New York City time) on November 1, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party that is in material breach of this Agreement or whose breach of or failure to comply with any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)    by written notice from Buyer following a breach of any covenant or agreement of Seller or the Company contained in this Agreement, or if any representation or warranty of Seller or the Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 9.2(a) or 9.2(b) are incapable of being satisfied by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to Buyer (i) if it is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement or (ii) unless it has provided written notice of such breach to the Company and Seller and allowed the Company or Seller ten (10) Business Days to cure such breach;

(d)    by written notice from Seller following a breach of any covenant or agreement of Buyer or Parent contained in this Agreement, or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either such case such that any of the conditions set forth in Sections 9.3(a) or 9.3(b) are incapable of being satisfied by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Seller (i) if Seller or the Company is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement or (ii) unless it has provided written notice of such breach to Buyer and allowed the Buyer ten (10) Business Days to cure such breach; or

(e)    by Seller, if (i) all the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied on the date the Closing should have occurred pursuant to Section 2.4) have been satisfied or waived at the time when the Closing should have occurred in accordance with Section 2.4, (ii) Buyer does not consummate the transactions contemplated by this Agreement on the day the Closing is required to occur pursuant to Section 2.4, (iii) Seller and the Company shall have given written notice to Buyer at least two (2) Business Days prior to seeking to terminate this Agreement pursuant to this Section 11.1(e) (which notice may be given on the date the Closing should have occurred) irrevocably confirming that (A) all of the conditions to the Seller’s and the Company’s obligations to consummate the Closing have been fully satisfied or duly waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been able to be satisfied on the date the Closing should have occurred pursuant to Section 2.4) and (B) the Seller and the Company are ready, willing and able to cause the Closing to occur on the date of such written notice and throughout the immediately subsequent three (3) Business Day period and (iv) Buyer shall have failed to consummate the transactions contemplated hereby within two (2) Business Days after the date the notice contemplated by clause (iii) of this Section 11.1(e) is delivered to Buyer.

11.2    Effect of Termination; Termination Fee.

(a)    In the event of a valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, the Company, Seller or any of their respective Affiliates, directors, officers, employees, partners, managers, members, equityholders or other Representatives, and all rights and obligations of any Party hereto shall cease, except that the provisions contained in this Section 11.2, Section 7.1 (Confidentiality), Section 7.3 (Press Releases) and Article XII shall survive the termination of this Agreement and, subject to the following provisions of this Section 11.2, no such termination shall relieve any Party hereto from any liability as a result of its material and willful breach of this Agreement prior to such termination.

(b)    If this Agreement is validly terminated by Seller pursuant to (i) Section 11.1(d), (ii) Section 11.1(e) or (iii) Section 11.1(b) at a time when Seller would have been entitled to terminate this Agreement pursuant to Section 11.1(e), Buyer shall pay to Seller a fee of $18,900,000 (the “Termination Fee”), by wire transfer of immediately available funds, such payment to be made within three (3) Business Days after notice of such termination by Seller is delivered to Buyer. The Parties acknowledge and hereby agree that in no event shall Buyer be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times or for the occurrence of different events.

(c)    The Parties acknowledge and hereby agree that the Termination Fee if, as and when required to be paid in accordance with Section 11.2(b), shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d)    Each of the Parties acknowledges that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Notwithstanding anything to the contrary herein, Seller may pursue both a grant of specific performance under Section 12.12 to consummate the Closing and the payment of the Termination Fee under Section 11.2(b), but under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance under Section 12.12 to consummate the Closing and an award of money damages for failure to consummate the Closing, including all or any portion of the Termination Fee.

(e)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.2(f), if Parent or Buyer breaches this Agreement (whether such breach is intentional and material, unintentional, willful or otherwise) or fails to perform hereunder (whether such failure is intentional and material, unintentional, willful or otherwise), the Seller’s and the Company’s rights to: (i) seek an injunction, specific performance or other equitable relief in accordance with the terms and limitations of Section 12.12; or (ii) terminate this Agreement and receive the Termination Fee if payable pursuant to Section 11.2(b) shall be the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Seller, the Company or any other Person against the Buyer Related Parties or the Debt Financing Sources for any losses arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter, the Debt Financing contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement, the Debt Commitment Letter, the transactions contemplated herein or therein or otherwise; provided that in no event shall Buyer or Parent have any monetary liability or obligations in connection with the transactions contemplated by this Agreement in the aggregate in excess of the amount of the Termination Fee and in no event shall the Seller, the Company or any Related Party of the Company or the Seller seek, directly or indirectly, to recover against any Debt Financing Sources or Buyer Related Parties, or compel payment by any Debt Financing Sources or Buyer Related Parties of, any damages or other payments.

(f)    Nothing in this Section 11.2 will limit the right of Seller or the Company to bring or maintain, or receive damages in any Proceeding arising out of or in connection with any breach of the Non-Disclosure Agreement or, following the Closing, any post-Closing covenant.

ARTICLE XII

General Provisions

12.1    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt) or by email (provided, that no “bounceback” or notice of non-delivery is received), (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (c) the third Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):

If to Seller or, prior to the Closing, the Company:

Valued Relationships, Inc.

1400 Commerce Center Drive

Franklin, Ohio 45005

Attn: Jason Anderson

and

c/o Pamlico Capital

150 N. College Street, Suite 2400

Charlotte, NC 28202

Attn: Stuart M. Christhilf, IV

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

101 S. Tryon Street, Suite 4000

Charlotte, NC 28202-4000

Attn: Lee R. Rimler

Tel: (704) 444-1073

Email: lee.rimler@alston.com

If to Buyer or Parent or, following the Closing, the Company, to:

ModivCare Inc.

6900 Layton Avenue, 12th Floor

Denver, Colorado 80237

Attn: Jonathan Bush, General Counsel

Tel: (303) 728-7030

Email: jonathan.bush@modivcare.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn: Sean P. Griffiths

Tel: (212) 351-3872

Email: sgriffiths@gibsondunn.com

12.2    Disclosure Schedules. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. Any item disclosed in any Schedule shall be deemed to have been disclosed with respect to each section in this Agreement (regardless of whether or not such section is qualified by reference to a Schedule) if the relevance of such disclosure to such section is reasonably apparent on its face.

12.3    Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that (a) prior to or following the Closing, Buyer shall be permitted to assign all or part of its rights or obligations hereunder to one or more of its Affiliates, but no such assignment shall relieve any such assignor of its obligations under this Agreement and (b) at or following the Closing, Buyer shall be permitted to collaterally assign its rights and remedies under this Agreement and other Transaction Documents to any lender (including the Debt Financing Sources) to Buyer or its Affiliates (and their successors and assigns) in respect of financing arrangements entered into in connection with the transactions contemplated hereby, but no such assignment shall relieve any such assignor of its obligations under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.3 shall be void.

12.4    Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, Seller and Buyer shall negotiate in good faith to replace such provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed in the original provision so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.5    Amendment. Except as set forth in Section 12.14, this Agreement may be amended by an instrument in writing signed by the Buyer and Seller; provided, that this Section 12.5 (Amendment), Section 12.7 (Choice of Law/Consent to Jurisdiction), Section 12.8 (Waiver of Jury Trial), Section 12.9 (Extension; Waiver) and Section 12.14 (Third Party Beneficiaries) may not be waived in a manner that is materially adverse to the Debt Financing Sources without the consent of the Debt Financing Sources.

12.6    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party to this Agreement will pay its own respective expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; provided, that such expenses of the Company or its Subsidiaries incurred prior to the Closing shall, to the extent not paid prior to Closing, be included in the Company Transaction Expenses and taken into account in arriving at the Purchase Price.

12.7    Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Company, Parent, Buyer and Seller hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or Proceeding, such legal action, suit or Proceeding shall be brought in the Federal courts of the United States located in the State of Delaware (in such order, the “Chosen Courts”), for any litigation arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto hereby agrees not to commence any such litigation other than before one of the Chosen Courts. Each Party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. Each Party agrees that service of summons and complaint or any other process that might be served in any action or Proceeding hereunder may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto (i) agrees that it will not bring or support any dispute, claim, cross-claim or third-party claim or controversy of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources relating to this Agreement or the Debt Financing, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that all claims or causes of action brought by such Party (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources relating to this Agreement or the Debt Financing shall be exclusively governed by, and construed in accordance with, the laws of the State of New York.

12.8    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NON-DISCLOSURE AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF OR THEREOF.

12.9    Extension; Waiver. At any time prior to the Closing Date, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, that Section 12.5 (Amendment), Section 12.7 (Choice of Law/Consent to Jurisdiction), Section 12.8 (Waiver of Jury Trial), this Section 12.9 (Extension; Waiver) and Section 12.14 (Third Party Beneficiaries) may not be waived in a manner that is materially adverse to the Debt Financing Sources without the consent of the Debt Financing Sources. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

12.10    No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract or other arrangement or understanding among the Parties hereto unless and until this Agreement is executed and delivered by the Parties hereto.

12.11    Mutual Drafting. The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

12.12    Specific Performance.

(a)    Subject to Section 12.12(b), each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party, including such Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, would not be adequately compensated by monetary damages alone. Each Party further waives any defense that a remedy at law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder. Accordingly, the Parties acknowledge and hereby agree that, subject to the terms of this Section 12.12, in addition to any other right or remedy to which any Party may be entitled to under this Agreement, in the event of any breach or threatened breach by the Seller or, prior to Closing, the Company, on one hand, or Buyer, Parent or, following the Closing, the Company, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller or, prior to Closing, the Company, on one hand, and Buyer, Parent or, following the Closing, the Company, on the other hand, shall be entitled to seek an injunction or injunctions (whether temporary, preliminary or permanent) to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.

(b)    It is explicitly agreed that Seller and the Company shall be entitled to seek an injunction, or other appropriate form of specific performance or equitable relief to (x) enforce specifically the terms and provisions of, and to prevent or restrain breaches of the covenants, agreements and mechanics set forth in Article II necessary or required to effectuate the Closing and (y) to cause the Closing to occur, but only to the extent that: (1) all conditions in Section 9.1 and Section 9.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) have been fully satisfied at the time when the Closing is required to have occurred pursuant to Section 2.4 (or are capable of being fully satisfied at the time of the Closing), (2) the Debt Financing provided for by the Debt Commitment Letter has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the remainder of the Estimated Purchase Price is funded by Buyer, (3) the Buyer is required to complete the Closing in accordance with Article II and the Buyer fails to complete the Closing in breach of Article II, and (4) the Seller has irrevocably confirmed in writing to Buyer that if specific performance is granted and the Debt Financing is consummated, and Buyer otherwise complies with its obligations hereunder, then the Closing will occur.

(c)    For the avoidance of doubt, in no event shall Seller be entitled to enforce or seek to enforce specifically Buyer’s obligation to consummate the transactions contemplated hereby if the Debt Financing has not been funded or will not be funded at the Closing.

12.13    Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or electronic mail intended to preserve the original graphic and pictorial appearance of the signature shall be effective as delivery of a manually executed original counterpart of this Agreement.

12.14    Third Party Beneficiaries. This Agreement shall be binding upon and inure to the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except as set forth in (a) Section 7.4 (with respect to the D&O Indemnified Parties), Section 7.7 and Section 12.15, which shall inure to the benefit of the Persons expressly referenced therein and benefiting therefrom, who are intended to be third-party beneficiaries thereof, and (b) Section 12.16, which shall inure to the benefit of Alston & Bird LLP, which is intended to be a third-party beneficiary thereof and none of such Sections may be amended, modified or waived in manner adverse to such applicable third-party beneficiary thereof without the consent of such third-party beneficiary and (c) Section 12.5 (Amendment), Section 12.7 (Choice of Law/Consent to Jurisdiction), Section 12.8 (Waiver of Jury Trial), Section 12.9 (Extension; Waiver), Section 12.12 (Specific Performance), and Section 12.14 (Third Party Beneficiaries) and Section 12.15 (No Recourse) with respect to the Debt Financing Sources.

12.15    No Recourse. This Agreement and the other Transaction Documents may only be enforced against, and all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement and the other Transaction Documents, or the negotiation, execution, or performance hereof or thereof (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may only be brought against the entities that are expressly identified as Parties in the preamble to this Agreement (each, a “Contracting Party”) or, with respect to another Transaction Document, the parties thereto, as applicable, and then only with respect to the specific obligations set forth herein or therein, as applicable with respect to such party subject to the limitations contained herein or therein. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than to the extent a specific named party and signatory to another Transaction Document and then only to the extent of the obligations of such Person set forth therein); and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, with respect to disputes under or arising out of this Agreement, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. Notwithstanding the foregoing, nothing herein shall limit or alter claims in the case of Fraud. Each of the Nonparty Affiliates is an intended third party beneficiary of this Section 12.15.

12.16    Waiver of Conflicts. Recognizing that Alston & Bird LLP has acted as legal counsel to Seller and its Affiliates (including Pamlico Capital II, L.P., Pamlico Capital III, L.P., Pamlico Capital IV, L.P., Pamlico Capital V, L.P. and their respective Affiliates) and the Company and its Subsidiaries prior to the Closing, and that Alston & Bird LLP intends to act as legal counsel to Seller and its Affiliates (including Pamlico Capital II, L.P., Pamlico Capital III, L.P., Pamlico Capital IV, L.P., Pamlico Capital V, L.P. and their respective Affiliates) after the Closing, Buyer (including on behalf of the Company and its Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Alston & Bird LLP representing Seller and/or its Affiliates (including Pamlico Capital II, L.P., Pamlico Capital III, L.P., Pamlico Capital IV, L.P., Pamlico Capital V, L.P. and their respective Affiliates) after the Closing in connection with any disputes arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. In addition, all communications involving attorney-client confidences between Seller, the Company, the Subsidiaries and/or their respective Affiliates (including Pamlico Capital II, L.P., Pamlico Capital III, L.P., Pamlico Capital IV, L.P., Pamlico Capital V, L.P. and their respective Affiliates) prior to the Closing to the extent relating to the transactions contemplated by this Agreement or any other Transaction Document, including, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be work product or attorney-client privileges or confidences (“Privileged Communication”) that belong solely to Seller and its Affiliates (and not the Company or any of its Subsidiaries). Accordingly, none of the Company or any of its Subsidiaries shall be entitled to control or waive any such privilege or confidence or have any access to any such Privileged Communication, or to the files of Alston & Bird LLP relating to engagement, whether or not the Closing shall have occurred; provided, that, in the event that a dispute arises between Parent, Buyer or the Company, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Parent, Buyer or the Company may assert the attorney-client privilege to prevent the disclosure of any Privileged Communication to such third party and if requested by Parent or Buyer, Seller shall assert such privilege; provided, however, that none of Parent, Buyer or the Company may waive such privilege without the prior written consent of Seller.

12.17    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.18    Guarantee. Notwithstanding anything to the contrary in this Agreement, in consideration of Seller’s execution and delivery of this Agreement and Seller’s agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, Parent hereby absolutely and fully guarantees any payments and other obligations owed by Buyer to Seller or the Company pursuant to this Agreement or any other Transaction Document (subject to the limitations and conditions, if any, on the Buyer’s or Parent’s obligations herein) as and when due in accordance with the terms of this Agreement, including the full and timely performance and discharge of, the payment obligations of Buyer with respect to the Termination Fee (the “Guaranteed Obligations”). Parent agrees that no waiver or extension, in whole or in part, of the time for performance by Buyer of any of its obligations under this Agreement or any Transaction Document, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with this Agreement or any Transaction Document shall affect, impair or discharge, in whole or in part, the liability of Parent hereunder for the full and prompt performance of the payment obligations of Buyer under this Agreement or any Transaction Document (subject to the limitations and conditions, if any, on Buyer’s or Parent’s obligations herein). The obligations of Parent under this Section 12.18 are primary, shall be enforceable against Parent to the same extent as if Parent were the primary obligor (and not merely a surety), and are a guarantee of payment and not of collectability. It shall not be necessary for Seller (and Parent hereby waives any rights that Parent may have to require Seller), in order to enforce the obligations of the Buyer hereunder, first to (a) institute suit or exhaust its remedies against any other Person; (b) join the Buyer, Parent or any other Person in any action seeking to enforce any such agreement; or (c) resort to any other means of obtaining payment from or enforcement of the payment obligations of the Buyer. Parent hereby agrees that its obligations under this Section 12.18 shall not be released, diminished, impaired, reduced or adversely affected by (i) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure, ownership or organization of the Buyer or (ii) the adequacy of any other means Seller may have of obtaining payment related to the Guaranteed Obligations.

12.19    Integration; Entire Agreement. This Agreement, the Non-Disclosure Agreement and the other Transaction Documents, together with the Schedules and Exhibits hereto and thereto, and any documents executed by the Parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof and thereof.

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In Witness Whereof, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

VRI Intermediate Holdings, LLC

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Executive Officer, President & Secretary

SELLER:

VRI Ultimate Holdings, LLC

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Executive Officer, President & Secretary

[Signatures Continue on Following Page.]

Signature Page to Securities Purchase Agreement

BUYER:

Victory Health Holdings, LLC

By:	/s/ Daniel Greenleaf
Name:	Daniel Greenleaf
Title:	Manager

PARENT:

ModivCare Inc.

By:	/s/ Daniel Greenleaf
Name:	Daniel Greenleaf
Title:	Chief Executive Officer